UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RENAISSANCERE HOLDINGS LTD.

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

8-20 East Broadway

Pembroke HM 19 Bermuda

April 8, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual General Meeting of Shareholders of RenaissanceRe Holdings Ltd. to be held on May 18, 2010, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda.

The Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials principally by notifying you of the availability and location at which you can access our proxy materials on the Internet. We believe this allows us to efficiently provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to vote your shares as soon as possible. Voting instructions can be found in the Q&A section of the Proxy Statement.

Thank you for your continued support of RenaissanceRe.

Sincerely,

W. James MacGinnitie Chairman of the Board of Directors	Neill A. Currie President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 18, 2010

Notice is hereby given that our 2010 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda on May 18, 2010, at 9:00 a.m., Atlantic Daylight Time, for the following purposes:

1.	To elect four Class III directors to serve until our 2013 Annual General Meeting;

2.	To approve the RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan (the “2010 Performance Share Plan”);

3.	To approve an amendment to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the “2001 Plan”);

4.	To approve the RenaissanceRe Holdings Ltd. 2010 Employee Stock Purchase Plan (the “Stock Purchase Plan”); and

5.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2010 fiscal year until our 2011 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

At the Annual Meeting, shareholders will receive the report of our independent auditors and our financial statements for the year ended December 31, 2009, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein

Corporate Secretary

RENAISSANCERE HOLDINGS LTD.

Renaissance House

8-20 East Broadway

Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 18, 2010

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you were a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe” or the “Company”) as of March 22, 2010 (the “Record Date”), and are entitled to attend and vote at the Annual Meeting to be held at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda on May 18, 2010, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. The Notice Regarding the Availability of Proxy Materials (the “Notice”), the Proxy Statement, the Notice of Annual General Meeting, and the proxy card are first being made available to shareholders on or about April 8, 2010. We have made available with this Proxy Statement our Annual Report to Shareholders, although the Annual Report should not be deemed to be part of the Proxy Statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”) and applicable Bermuda law, we are providing access to our proxy materials over the Internet. Accordingly, we are sending the Notice to holders of our common shares, par value $1.00 per share (the “Common Shares”). All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials, as described below.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Access (for viewing and/or printing purposes) our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I receive a printed copy of the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Request a printed copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send printed copies of our future proxy materials to you by mail.

If you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

Q:	What will I be voting on at the Annual Meeting?

A:	You will be voting on five items (collectively, the “Proposals”):

1.	To elect four Class III directors to serve until our 2013 Annual General Meeting (the “Board Nominees Proposal”);

2.	To approve the 2010 Performance Share Plan (the “Performance Share Plan Proposal”);

3.	To approve an amendment to the 2001 Plan (the “2001 Plan Proposal”);

4.	To approve the Stock Purchase Plan (the “Stock Purchase Plan Proposal”); and

5.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2010 fiscal year until our 2011 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board (the “Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	“FOR” the Board Nominees Proposal

2.	“FOR” the Performance Share Plan Proposal

3.	“FOR” the 2001 Plan Proposal

4.	“FOR” the Stock Purchase Plan Proposal

5.	“FOR” the Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set March 22, 2010, as the record date for the Annual Meeting. If you were the beneficial owner of Common Shares held in street name, or a shareholder of record with respect to our Common Shares, at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of March 22, 2010, 58,673,124 Common Shares were issued and outstanding. The presence, in person or by proxy, of two or more holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by RenaissanceRe’s Board of Directors (the “Board”). MacKenzie Partners is acting as the solicitation agent on behalf of the Board. See “Who pays the costs of soliciting proxies?” below. The persons named in the proxy card have been designated as proxies by the Board. Such persons designated as proxies are officers of RenaissanceRe.

Q:	Who pays the costs of soliciting proxies?

A:

We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist in the solicitation of proxies for a fee of $8,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers, and employees personally, by telephone, Internet, or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers, or other persons, proxies from beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks, or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

Q:	What is the difference between holding Common Shares as a shareholder of record and as a beneficial owner of Common Shares held in street name?

A:	Shareholder of Record. If your Common Shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by Broadridge Inc., the Company’s tabulation agent and Inspector of Election.

Beneficial Owner of Common Shares Held in Street Name. If your Common Shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of Common Shares held in street name, and the Notice should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of Common Shares held in street name, you have the right to direct that organization on how to vote the Common Shares held in your account.

Q:	If I am a shareholder of record of Common Shares, how do I vote?

A:	If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy in accordance with the following instructions:

•	You may vote by proxy over the Internet by following the instructions provided in the Notice; or

•	If you requested printed copies of the proxy materials by mail, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or

2.	vote by Internet (instructions are on the proxy card).

Q:	If I am a beneficial owner of Common Shares held in street name, how do I vote?

A:	If you are a beneficial owner of Common Shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer, or similar organization on how to vote the Common Shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the Common Shares that you beneficially own.

Q:	What does it mean if I receive more than one Notice or set of printed proxy materials?

A:	Generally, it means that you hold Common Shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each Notice or in the proxy card accompanying the proxy materials.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholder of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet that you wish to vote as recommended by our Board; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by our Board on all matters presented in the Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. Abstentions will be counted for purposes of determining whether a quorum is present but will not otherwise be counted.

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of Common Shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least ten (10) days before the Annual Meeting, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Q:	Which Proposals are considered “routine” or “non-routine”?

A:	Proposal 1 (Board Nominees Proposal), Proposal 2 (Performance Share Plan Proposal), Proposal 3 (2001 Plan Proposal), and Proposal 4 (Stock Purchase Plan Proposal), involve non-routine matters. Proposal 5 (Auditors Proposal) involves a routine matter.

Q:	May I change my vote after I have submitted a proxy or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Q:	How does the voting take place at the Annual Meeting?

A:	The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (4) to be chosen at the Annual Meeting. This is called plurality voting. Unless your proxy indicates otherwise, the persons named as your proxies will vote your shares “FOR” the Board Nominees Proposal. The approval of the 2010 Performance Share Plan, the approval of the amendment to the 2001 Plan, the approval of the Stock Purchase Plan, the appointment of Ernst & Young Ltd. to serve as our auditors for the 2010 fiscal year until our 2011 Annual General Meeting, and the determination to refer the determination of the auditors’ remuneration to the Board of Directors each require the affirmative vote of a majority of the votes cast at the Annual General Meeting. Unless your proxy indicates otherwise, the persons named as your proxies will vote your shares “FOR” the Performance Share Plan Proposal, the 2001 Plan Proposal, the Stock Purchase Plan Proposal, and the Auditors Proposal. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

Q:	How many votes do I have?

A:	Each of our Common Shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the Common Shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal, or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of Common Shares with reason to believe that it is a shareholder whose Common Shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Common Shares attributable to any person. The Board may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, the only other item currently on the agenda is for the shareholders to receive the report of our independent auditors and our financial statements for the year ended December 31, 2009.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Election and published on a Form 8-K filed within four business days following the Annual Meeting.

Q:	How can I communicate with RenaissanceRe’s Board?

A:	Our Board encourages any shareholder or other interested party who is interested in communicating directly with the Board, any committee of the Board, or our non-management directors as a group to do so by addressing the communication in care of our Corporate Secretary with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Corporate Secretary will be forwarded to the intended recipient unopened. Shareholders can send communications electronically by clicking on “secretary@renre.com” under “Contact Us – Legal or Corporate Information” at our website located at www.renre.com or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Secretary.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages, and titles of the directors, nominees for director, and executive officers of RenaissanceRe as of March 22, 2010.

Name	Age	Position
W. James MacGinnitie	71	Chairman of the Board of Directors
Neill A. Currie	57	President, Chief Executive Officer and Director
Jeffrey D. Kelly	56	Executive Vice President and Chief Financial Officer
Kevin J. O’Donnell	43	Executive Vice President and Global Chief Underwriting Officer
Peter C. Durhager	39	Executive Vice President and Chief Administrative Officer of RenaissanceRe and President of RenaissanceRe Services Ltd.
Stephen H. Weinstein	41	Senior Vice President, Chief Compliance Officer, General Counsel, and Secretary
Ian D. Branagan	42	Senior Vice President and Chief Risk Officer
Todd R. Fonner	43	Senior Vice President, Chief Investment Officer and Treasurer
Mark A. Wilcox	42	Senior Vice President, Chief Accounting Officer and Corporate Controller
David C. Bushnell	55	Director
Thomas A. Cooper	73	Director
James L. Gibbons	46	Director
Jean D. Hamilton	63	Director
William F. Hecht	67	Director
Henry Klehm, III	51	Director
Ralph B. Levy	64	Director
Anthony M. Santomero	63	Director
Nicholas L. Trivisonno	62	Director

W. James MacGinnitie has served as one of our directors since February 2000 and as non-executive Chairman of the Board since November 2005. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994, he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. In addition, Mr. MacGinnitie serves on the board of directors of Trustmark Mutual Holding Company (“Trustmark”). Mr. MacGinnitie’s last meeting as a Trustmark director will be in June of 2010, after which time he will retire from Trustmark.

Neill A. Currie has served as our Chief Executive Officer and as a director since November 2005. Mr. Currie has served as President since January 1, 2008. Mr. Currie is a Class II director. Mr. Currie was a co-founder of RenaissanceRe in 1993 and served as a Senior Vice President until he retired from the Company in 1997. He re-joined RenaissanceRe in July 2005 as an Executive Vice President, and was responsible for our specialty reinsurance business prior to assuming the role of Chief Executive Officer. Mr. Currie served as a director of Platinum Underwriters Holdings, Ltd. from May 2003 until July 2005. Prior to co-founding RenaissanceRe in 1993, Mr. Currie was Chief Executive Officer of G.J. Sullivan Co.—Atlanta, a private domestic reinsurance broker. From 1982 through 1992, Mr. Currie served as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

Jeffrey D. Kelly has served as our Executive Vice President and Chief Financial Officer since July 2009. Prior to joining RenaissanceRe, Mr. Kelly served as Chief Financial Officer of National City Corporation from 2000 until his retirement from National City Corporation in 2008. Mr. Kelly had also served in the additional post of Vice Chairman of National City Corporation from 2004. Mr. Kelly also served as a member of the Board of Directors of The Progressive Corporation, where he served as Chairman of the Investment and Capital Committee until his resignation in August 2009.

Kevin J. O’Donnell has served as our Executive Vice President and Global Chief Underwriting Officer since January 2010, prior to which he had served as our Senior Vice President—Reinsurance since November 1999 and as the President of Renaissance Reinsurance Ltd. since November 2005. Previously, Mr. O’Donnell served as a Vice President of RenaissanceRe from February 1998 and as Assistant Vice President—Underwriting from 1996. From 1995 to 1996, Mr. O’Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O’Donnell was an underwriter in SCOR US’s Alternative Markets operations.

Peter C. Durhager, Executive Vice President and Chief Administrative Officer, has served with us since June 2003 and as President of RenaissanceRe Services Ltd. since March 2004. Mr. Durhager is responsible for RenaissanceRe’s Global Shared Services division, including Human Resources & Organizational Development, Marketing, Operations, Information Technology, and Administration. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from January 2000 to February 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from January 1996 until December 1999. From 1997 to 1999, he served as President and CEO of Millennium International Limited, a Bermuda-based internet and advanced data communications services company.

Stephen H. Weinstein, Senior Vice President since August 2005, has served with us as General Counsel and Secretary since joining RenaissanceRe in January 2002 and as Chief Compliance Officer since January 2004. From January 2002 to August 2005, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Ian D. Branagan has served as our Chief Risk Officer since February 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open the Company’s Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across the Company’s (re)insurance operations. From August 1996 to December 1998, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools. Prior to joining AIR, Mr. Branagan worked in the London market at DP Mann Limited, developing pricing and risk analytics from November 1992 to August 1996.

Todd R. Fonner has served as our Chief Investment Officer since August 2006 and Treasurer since January 2010. Mr. Fonner also served as our Chief Risk Officer from August 2006 to February 2009. Mr. Fonner joined RenaissanceRe in 2001 as Vice President and Treasurer, becoming Senior Vice President in 2006. Prior to joining RenaissanceRe, Mr. Fonner served as Vice President of Centre Solutions, responsible for underwriting and structuring finance and credit related transactions. From 1993 to 1996, Mr. Fonner served as Manager of Strategic Planning for USF&G.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since March 2006 and as our Corporate Controller since April 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from August 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. From 1991 through 1995, Mr. Wilcox worked in commercial banking for Bank of America Corporation (formerly NCNB). Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

David C. Bushnell has served as one of our directors since May 2008. Mr. Bushnell is a Class I director. Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since January 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in December 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through December 2007 and as Chief Administrative Officer from September 2007 through December 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer.

Thomas A. Cooper has served as one of our directors since August 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1996. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. Mr. Cooper previously served on the Board of Directors of The BISYS Group, Inc. from 1997 to 2007 and on the Board of Directors of Wheeling Island Gaming from 2003 to 2007.

James L. Gibbons has served as one of our directors since May 2008. Mr. Gibbons is a Class I director. Mr. Gibbons is a Bermudian citizen who is President and Chief Executive Officer of CAPITAL G Limited and Chairman of CAPITAL G Bank Limited, Bermuda-based financial services organizations, as well as President of Bermuda Air Conditioning Limited. Mr. Gibbons served as a Director of Gibbons Management Services Limited from 1986 to 1989, and as Managing Director of Gibbons Deposit Company Limited from 1986 to 1999. Mr. Gibbons worked as a registered representative at Prudential Bache Securities from 1985 to 1986.

Jean D. Hamilton has served as one of our directors since June 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor and a Member of the Brock Capital Group LLC. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional from November 1998 through November 2002. From 1988 through 1998, she held various positions with Prudential Financial, Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III director. From 1993 through October 2006, Mr. Hecht served as Chairman and Chief Executive Officer of PPL Corporation. He was elected President and Chief Operating Officer of PPL Corporation in 1991. Mr. Hecht is Lead Independent Director of DENTSPLY International Inc. and is the former Chairman of the Board of Directors of the Federal Reserve Bank of Philadelphia.

Henry Klehm, III has served as one of our directors since May 2006. Mr. Klehm is a Class III director. In February 2008, Mr. Klehm joined the law firm Jones Day as a partner in the firm’s Securities Litigation & SEC Enforcement Practice. From July 2002 to October 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from July 1999 through July 2002. Mr. Klehm joined the SEC in 1989, serving in various positions, including as Senior Associate Director of the Northeast Regional Office from 1996 until June 1999.

Ralph B. Levy has served as one of our directors since August 2007. Mr. Levy is a Class III director. Mr. Levy is a Senior Partner in the Atlanta headquarters office of the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) and continues to serve as a member of the Board of Directors of the Attorneys Liability Assurance Society, Ltd., a Bermuda-based mutual insurance company which reinsures professional liability and management liability coverages written by its U.S. subsidiary, Attorneys’ Liability Assurance Society, Inc., on whose Board of Directors Mr. Levy also serves. Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocates General’s Corp from 1971 to 1974.

Anthony M. Santomero has served as one of our directors since May 2008. Mr. Santomero is a Class I director. Mr. Santomero served as Senior Advisor at McKinsey & Company from July 2006 to January 2008. From July 2000 to April 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. From 1972 to 2000, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the boards of the Columbia Funds, Penn Mutual Life Insurance Company, Citigroup and Citibank, N.A.

Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

Board of Directors Criteria

As described more fully below under “Corporate Governance—Director Qualifications and Director Nominee Considerations,” our Board regularly reviews the biographical backgrounds, particular skills and experience of its current members and potential nominees, as applicable, in connection with the ongoing evaluation of the composition of the Board. Our Corporate Governance Guidelines do not establish specific criteria for individual directors, and rather summarize the long-held belief of the Board that a myriad and diverse set of skills, experience and backgrounds amongst the various members of the Board are key components to a well functioning Board and organization.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of March 22, 2010 (unless otherwise noted) with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) our Chief Executive Officer, our Chief Financial Officer, and each of the three remaining most highly compensated executive officers during the 2009 fiscal year (collectively, the “Named Executive Officers”); (iii) each of our directors; and (iv) all of our executive officers and directors as a group. The total number of Common Shares outstanding as of March 22, 2010, was 58,673,124.

Name and Address of Beneficial Owner(1)	Number of Common Shares	Percentage of Class
FMR LLC(2) 82 Devonshire Street Boston, Massachusetts 02109	4,837,664	8.2%

BlackRock Inc.(3) 40 East 52nd Street New York, NY 10022	4,684,487	8.0%

JP Morgan Chase & Co.(4) 270 Park Avenue New York, NY 10017	3,886,939	6.6%

TimesSquare Capital Management, LLC(5) 1177 Avenue of the Americas, 39th Floor New York, NY 10036	3,626,900	6.2%

Neill A. Currie(6)	801,974	1.4%
Jeffrey D. Kelly(7)	50,728	*
Kevin J. O’Donnell(8)	732,999	1.2%
John D. Nichols, Jr.(9)	782,292	1.3%
William J. Ashley(10)	305,927	*
Fred R. Donner(11)	242,853	*
David C. Bushnell(12)	6,224	*
Thomas A. Cooper(13)	88,380	*
James L. Gibbons(14)	6,224	*
Jean D. Hamilton(15)	12,400	*
William F. Hecht(16)	33,423	*
Henry Klehm, III(17)	10,259	*
Ralph B. Levy(18)	7,775	*
W. James MacGinnitie(19)	40,356	*
Anthony M. Santomero(20)	6,224	*
Nicholas L. Trivisonno(21)	23,965	*
All of our executive officers and directors (20 persons)(22)	3,975,299	6.8%

*	Less than 1%

(1)	Pursuant to the regulations promulgated by the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	According to a Statement on Schedule 13G/A filed with the Commission on February 16, 2010 by FMR LLC, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 4,837,637 Common Shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 4,837,637 Common Shares owned by the Fidelity funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC’s beneficial ownership also includes 27 Common Shares, beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, that provides investment advisory services to individuals.

(3)	According to a Statement on Schedule 13G filed with the Commission on January 29, 2010 by BlackRock, Inc. (“BlackRock”), BlackRock is the beneficial owner of 4,684,487 Common Shares. BlackRock has the sole power to vote or to direct the voting of 4,684,487 Common Shares and sole power to dispose of or to direct the disposition of 4,684,487 Common Shares.

(4)	According to a Statement on Schedule 13G/A filed with the Commission on January 22, 2010 by JP Morgan Chase & Co. (“JP Morgan”), JP Morgan is the beneficial owner of 3,886,939 Common Shares. JP Morgan has the sole power to vote or to direct the voting of 2,813,935 Common Shares and sole power to dispose of or to direct the disposition of 3,882,151 Common Shares.

(5)	According to a Statement on Schedule 13G filed with the Commission on February 9, 2010 by TimesSquare Capital Management, LLC (“TimesSquare”), TimesSquare is the beneficial owner of 3,626,900 Common Shares. TimesSquare has the sole power to vote or to direct the voting of 2,645,100 Common Shares and sole power to dispose of or to direct the disposition of 3,626,900 Common Shares.

(6)	Includes 557,741 Common Shares issuable upon the exercise of options under the 2001 Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 106,477 restricted Common Shares that have not vested (“Restricted Shares”). Mr. Currie also holds options to acquire 300,000 Common Shares granted under the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan” and together with the 2001 Plan, the “Stock Incentive Plans”), that are currently unvested and out of the money, and options to acquire 80,151 Common Shares granted under the 2001 Plan, that are currently unvested (and are not reflected in Mr. Currie’s beneficial ownership).

(7)	Includes 50,728 Restricted Shares that have not vested. Mr. Kelly holds no options to purchase Common Shares.

(8)	Includes 593,314 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 73,378 Restricted Shares that have not vested, 14,966 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family, 162 shares held in a family trust for the benefit of Mr. O’Donnell’s family and 5,088 shares held by Mr. O’Donnell’s spouse. Mr. O’Donnell also holds options to acquire 250,000 Common Shares granted under the 2004 Plan, that are currently unvested and out of the money, and options to acquire 30,549 Common Shares under the 2001 Plan, that are currently unvested (and are not reflected in Mr. O’Donnell’s beneficial ownership).

(9)	Includes 679,890 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 68,154 Restricted Shares that have not vested and 6,828 shares held by a limited partnership for the benefit of Mr. Nichols’ family and 1,137 shares held by Mr. Nichols’ spouse. Mr. Nichols also holds options to acquire 350,000 Common Shares granted under the 2004 Plan, that are currently vested and out of the money, and options to acquire 64,855 Common Shares under the 2001 Plan that are currently unvested (and are not reflected in Mr. Nichols’ beneficial ownership). See “Compensation Discussion and Analysis—2010 Separation, Consulting, and Release Agreements” for a discussion of certain separation terms applicable to Mr. Nichols.

(10)	Includes 254,506 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days. Also includes 41,344 Restricted Shares that have not vested. Mr. Ashley also holds options to acquire 82,000 Common Shares granted under the 2004 Plan, that are currently unvested and out of the money, and options to acquire 40,219 Common Shares under the 2001 Plan, that are currently unvested (and are not reflected in Mr. Ashley’s beneficial ownership). See “Compensation Discussion and Analysis—2010 Separation, Consulting, and Release Agreements” for a discussion of certain separation terms applicable to Mr. Ashley.
(11)	The information shown is as of July 6, 2009, the date of Mr. Donner’s departure from RenaissanceRe. This amount includes 186,741 Common Shares issuable upon the exercise of options pursuant to the Stock Incentive Plans that were vested and exercisable as of July 6, 2009.

(12)	Includes 4,806 Common Shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Director Stock Plan”), that have not vested.

(13)	Includes 4,104 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(14)	Includes 4,806 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(15)	Includes 4,104 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(16)	Includes 4,104 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested, 18,301 Common Shares issuable upon the exercise of the options under the Director Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of the options that vest within 60 days.

(17)	Includes 4,104 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(18)	Includes 4,662 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(19)	Includes 8,207 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(20)	Includes 4,806 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested.

(21)	Includes 4,104 Common Shares granted in payment of directors’ fees under the Director Stock Plan that have not vested, 6,566 Common Shares issuable upon the exercise of options under the Director Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options that vest within 60 days.

(22)	In addition, as of March 1, 2010, one of our executive officers beneficially owns 6,450 of our non-voting Series B 7.30% Preference Shares, of which 4,000,000 are outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

We have adopted a written policy with respect to the review, approval, and ratification of transactions with related persons. The policy covers, among other things, related party transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in Item 404 of Regulation S-K. Related party transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include transactions we have entered into with parties that are, or could be deemed to be, related to us.

Housing and Lease Arrangements

RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each Named Executive Officer and certain other officers, a practice that is consistent with Bermuda market practice, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Compensation Discussion and Analysis—Components of Compensation—Other Components.” From time to time, RenaissanceRe enters into long-term leases for properties in Bermuda, which we sublease to certain officers (or due in part to the inefficiency of the Bermuda real estate market we may hold a property in connection with, or in anticipation of, recruiting efforts), including certain of our executive officers. During 2009, RenaissanceRe was the lessee on the Bermuda residences of each of Messrs. Currie, Nichols, O’Donnell, Ashley, Branagan, and Weinstein, and RenaissanceRe is currently the lessee on the Bermuda residences of each of Messrs. Nichols, O’Donnell, Ashley and Branagan. With respect to certain of these leases, we have advanced lease payments due or entered into other contractual arrangements with the owners of the property, in order to secure the properties for our use or to effect improvements in the properties.

Charitable Donations

We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations that support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing, and educational assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of up to 4:1 generally up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as officers or trustees of some of these organizations; however, we did not contribute more than $120,000 to any one charity in the 2009 fiscal year for which any of these individuals served as an officer or trustee.

Co-investments

From time to time, certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Relationship with AXA

Certain shareholders of RenaissanceRe and their affiliates (including AXA, which reported beneficial ownership interest of more than 5% of our Common Shares during 2009) have purchased insurance or reinsurance from RenaissanceRe on terms we believe were no more favorable to these (re)insureds than those made available to other customers. During 2009, our property and casualty insurance subsidiaries assumed reinsurance premiums from subsidiaries of AXA of approximately $28.1 million.

Relationship with BlackRock

BlackRock Inc. reported beneficial ownership interest of more than 5% of our Common Shares at December 31, 2009. Affiliates of BlackRock Inc. provide investment management services, risk analytics services as well as investment accounting services to the Company. During 2009, we incurred $2.9 million in fees relating to these services.

Currie Agreement Relating to Use of Company Aircraft

The Company and Mr. Currie are parties to an agreement regarding the use of aircraft interest (the “Aircraft Agreement”), dated as of November 17, 2009. The aircraft is operated on behalf of the Company under a NetJets Aviation Inc. fractional interest program (the “RenRe Aircraft Interest”). Mr. Currie is permitted to use the RenRe Aircraft Interest for his personal use under his employment agreement with the Company subject to an agreed-upon cap (the “Cap”) allowing 24 round trips per year for Mr. Currie’s business commute and 25 hours per year for other personal travel. The Aircraft Agreement contemplates that Mr. Currie shall pre-fund and maintain a Company account with certain cash amounts to cover costs incurred by the Company for instances in which Mr. Currie uses the RenRe Aircraft Interest for personal use in excess of the Cap. In respect of such arrangement, during 2009 Mr. Currie paid amounts equal to an aggregate of $29,807 in respect of such use of the RenRe Aircraft Interest in accordance with the terms of the Aircraft Agreement.

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC, and the New York Stock Exchange (“NYSE”). The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Corporate Governance Guidelines;

•	our Code of Ethics and Conduct;

•	our Audit Committee Charter; and

•	our Compensation/Governance Committee Charter.

A copy of each of these documents is published on our website under “Investor Information—Corporate Governance” at www.renre.com, except our Bye-Laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters, and key practices as the Board believes to be warranted and, based on the foregoing, in 2009 the Company amended its Code of Ethics and Conduct and Audit Committee Charter.

Director Independence

Our Board is composed of eleven directors, ten of whom are independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In February 2010, the Compensation/Governance Committee (the “Compensation Committee”) conducted a review of the independence of each of our current directors. During this review, the Board considered, among other things, transactions and relationships between each director or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors (or nominees) or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Bushnell, Cooper, Gibbons, Hecht, Klehm, Levy, MacGinnitie, Santomero, and Trivisonno are “independent” directors for purposes of compliance with the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). Mr. Currie is not considered an Independent Director because of his employment as an executive officer of RenaissanceRe.

In particular, in the course of the Board’s determination regarding the independence of each non-management director, the Board considered in respect of Mr. Bushnell, the fact of Mr. Bushnell’s prior employment with Citigroup (see Mr. Bushnell’s biography under “Directors and Executive Officers of RenaissanceRe”) and, in respect of Mr. Santomero, the fact of Mr. Santomero’s service as a director of Citigroup, and Citigroup’s current and prior financial relationships with RenaissanceRe, including as underwriter for certain offerings of RenaissanceRe.

Director Qualifications and Director Nominee Considerations

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Pursuant to these criteria, our Compensation Committee takes a holistic approach in identifying and considering potential director nominees and in evaluating the current composition of our Board. In general, the Compensation Committee focuses primarily on the composition and competencies of our Board as a whole, how the traits possessed by individual director nominees complement one another, the ability of the current and proposed members to operate collegially and effectively, and the intersection of these factors with the Company’s current strategy, operational plans and oversight requirements. Accordingly, when evaluating individual director nominees within this framework, the factors that our Compensation Committee considers include:

•	the personal and professional ethics, integrity and values of the candidate;

•

the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•

the professional experience and industry expertise of the candidate and whether it will add to or complement that of the existing Board, in light of the Company’s evolving strategic and operational plans over time;

•	the compatibility of the candidate with the existing Board;

•	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities in respect of RenaissanceRe fully and effectively;

•

the commitment of the candidate to serve on our Board for a potentially extended period of time, given the benefits our Board ascribes to continuity and a breadth of experience with our strategies and risk management processes, and with a view toward effective oversight of management’s efforts to ensure the safety and soundness of our Company in light of the market cycles and earnings volatility that characterize our industry, as well as other matters;

•	as summarized in more detail below, consideration is given to maintaining a diversity of skills, experience, and viewpoints represented on the Board as a whole; and

•	such other attributes of the candidate, our business and strategic conditions and external factors as our Compensation Committee deems appropriate at such time and from time to time.

Our Compensation Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate, and in respect of our evolving circumstances.

Board Diversity

As described above, the Company’s Corporate Governance Guidelines provide that the Company has not established specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment. The Compensation Committee, which carries out the Board’s director selection, recruitment and nomination obligations, evaluates and discusses diversity at the committee and at the Board level, considering, as contemplated by the Corporate Governance Guidelines, the diversity, skills, and experience of candidates in the context of the needs of the Board as a whole. In assessing the performance of current directors, and in selecting directors, the Board generally seeks a combination of qualities and experience that will contribute to the exercise of the duties of the Board, in light of the evolving strategic direction and needs of the Company. This consideration includes a broad evaluation of diversity of skills, experience, and viewpoints represented on the Board as a whole, and is undertaken by the Compensation Committee no less than annually and at appropriate intervals.

Board Leadership Structure

The Board has currently implemented a leadership structure that separates the role of the Chief Executive Officer and the Chairman of the Board. The Board has determined that having an independent director serve as non-executive Chairman of the Board is in the best interest of shareholders at this time. The Company believes that this structure currently assists the independent directors in the oversight of the Company and facilitates participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Risk Oversight

The Company considers enterprise-wide risk management (“ERM”) to be a key strategic objective, managed by the senior executive team under the oversight of the Board of Directors, and implemented by personnel from across the organization. The Company believes that its ERM processes and practices help to identify potential events that may affect the Company; to quantify, evaluate and manage the risks to which it is exposed; and to provide reasonable assurance regarding the achievement of corporate objectives. We believe that the Company’s commitment to and investment in effective ERM can represent a significant competitive advantage, and is essential to the Company’s corporate strategy and goal of achieving long-term growth in tangible book value per share plus the change in accumulated dividends for shareholders. The Company’s efforts to identify and monitor business environment risk and operational risk is coordinated by senior personnel including the Chief Financial Officer, General Counsel and Chief Compliance Officer, and Chief Administrative Officer, each of whom reports directly to the Chief Executive Officer, the Chief Risk Officer who reports directly to the Chief Financial Officer, as well as other senior personnel such as the Corporate Controller and Chief Accounting Officer and the Head of Internal Audit.

The Board is actively involved in the oversight of risks that could affect the Company. Among other things, the members of the Board have regular, direct access to the senior executives named above, as well as other officers from the operational and control functions of the Company. While the Board primarily delegates its risk management to its committees, as disclosed in the descriptions of each of the committees below and as contemplated in the charters of each of the committees, the Board regularly reviews the coordination of its oversight of these risk.

Under the oversight of our Board and its committees, our risk management practices help us to identify potential events that may affect us, to quantify, evaluate and manage the risks to which we are exposed, and to provide reasonable assurance regarding the achievement of our objectives. As a result, we believe our ERM assists our efforts to minimize the likelihood of suffering financial outcomes in excess of the ranges which we have estimated in respect of specific investments, underwriting decisions, or other operating or business activities. We believe that ERM is essential to our corporate strategy and our goal of achieving long-term growth in tangible book value per share plus the change in accumulated dividends for shareholders, and that effective board oversight enhances the quality of our risk management as well as facilitating sound corporate governance.

Our committees regularly receive and discuss materials from each of the other committees, including, but not limited to, the Audit and Investment and Risk Management Committees, which enable them to be cognizant of the various risks across the Company. Each committee performs a comprehensive annual self-assessment as part of the Board’s overall governance effectiveness review and assessment, which accordingly reflects the committees’ evaluation of our corporate risk management practices and, if applicable, the identification of potential new oversight needs in light of changes in our strategy, operations or business environment. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter. Each committee also has access to outside advisors as well as management.

In conjunction with ERM, as well as our strategic and operational planning, we regularly review senior executive compensation and our firm-wide compensation programs and policies, in an ongoing effort to seek to eliminate or mitigate potential risks arising from such programs and policies, and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company. Senior executives from our risk, compliance, administrative and finance functions, as well as the Board’s outside compensation consultant, are involved in this review process, which is conducted under the oversight of our Compensation Committee. In respect of 2009 and the compensation programs in place for 2010, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. See “Compensation Discussion and Analysis—Components of Compensation” below. In addition, our Compensation Committee, which consists exclusively of independent directors, reviews our compensation programs for consistency with our risk management practices and helps to ensure that our programs align our executives and employees with the long-term interests of shareholders and seeks to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterizes our industry.

Code of Ethics and Conduct

All directors, officers, and employees of RenaissanceRe are expected to act at all times in accordance with the policies comprising RenaissanceRe’s Code of Ethics and Conduct. In 2009, as in prior years, each director affirmed his or her current and continuing compliance with our Code. In addition to the web address listed above, our code is also available in print to any shareholder upon request. Amendments to the code related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at www.renre.com under “Investor Information—Corporate Governance.”

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies, to communicate that concern.

Our employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Code of Ethics and Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining, and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters.

Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics and Conduct prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2009, the Board conducted four regularly scheduled meetings, each of which was attended by all of the then current members of the Board. The Audit Committee, the Investment and Risk Management Committee and the Compensation Committee each met four times in 2009. Neither the Transaction Committee nor the Offerings Committee met in 2009. The Audit Committee conducted four informational calls in connection with the review of our quarterly earnings releases and periodic filings. In addition, the Board or its Committees conducted certain informational calls relating to various matters. RenaissanceRe does not pay directors’ fees in respect of informational calls.

Our non-management directors meet separately from Mr. Currie, our sole management director, in executive sessions each quarter. In 2009, our non-executive Chairman of the Board, Mr. MacGinnitie, served as the chair of each of these executive sessions.

The members of the Board are expected to attend the Company’s annual general meetings. Our annual general meetings are required by our Bye-laws to be held outside of the United States and have to date always been held in Bermuda. All of our directors attended the 2009 Annual Meeting.

Audit Committee

The Audit Committee presently consists of Messrs. Gibbons, Klehm, and Trivisonno. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE, respectively. The Board has also determined that each of Messrs. Gibbons, Klehm, and Trivisonno is financially literate and has accounting or related financial management expertise as required by NYSE rules and satisfies the criteria of an “audit committee financial expert” under the Commission’s rules.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, press releases, and other financial information and the top-line revenue estimates we provide to analysts, investors, and rating agencies, with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor, and the external independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management, and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from the results of implementing such procedures, the resolution or proposed resolution of any such issues, and any relationships between the auditors and us.

Furthermore, the Audit Committee is responsible for the Board-level oversight of our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures, and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance, and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax, or other risks to the Company. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. As noted above, the Audit Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Audit Committee Charter and applicable rules of the NYSE, our Audit Committee performs an annual self-assessment. In respect of 2009, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee Charter and applicable laws and regulations.

Compensation Committee

The Compensation Committee presently consists of Ms. Hamilton and Messrs. Hecht and Levy. The Compensation Committee has responsibility for executive officer and director compensation (as well as compensation for our Chief Accounting Officer and the senior officer of our internal audit function), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options, Restricted Shares, performance shares, and similar share-based grants under our Stock Incentive Plans. As summarized above, the Compensation Committee reviews our compensation programs for consistency with our risk management practices and to help us ensure that our compensation programs align our executives and employees with the long-term interests of shareholders and with seeking to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry. The Board has determined that all members of the Compensation Committee meet the independence standards of Rule 16b-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants and counsel, to assist it with its responsibilities, including its evaluation of our compensation plans and programs, and the actual and proposed compensation for executive officers and directors. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention, which is at RenaissanceRe’s expense. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Compensation Discussion and Analysis—Compensation Process—Compensation Consultants and Benchmarking.”

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are identified to the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. From time to time in prior years, the Compensation Committee engaged executive recruiters to identify potential nominees for director and to provide related services such as background checks and other due diligence.

In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by no fewer than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe’s outstanding paid-up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the annual meeting and must set forth for each nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice:

(1) the name and record address of such shareholders; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholders; (3) a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (5) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follow the procedure outlined above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance, and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others, and potential conflicts of interest. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. To that end, the Board considers, among other factors, the diversity of candidates for directors. See “Director Qualifications and Director Nominee Considerations” and “Board Diversity.”

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Compensation Committee Charter and applicable NYSE rules, our Compensation Committee performs an annual self-assessment. In respect of 2009, the Compensation Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Compensation Committee Charter and applicable laws and regulations.

Investment and Risk Management Committee

The Investment and Risk Management Committee of the Board presently consists of Messrs. Bushnell, Cooper, and Santomero. The primary purposes of the Investment and Risk Management Committee, as outlined in its charter, are to assist the Board with oversight of the Company’s (a) investment activities and (b) financial risk management.

With respect to investment activities, among other things, the Investment and Risk Management Committee (i) advises the Board regarding the Company’s investment-related activities, including its investment guidelines and benchmarks, specific investment transactions, investment manager review and selection and investment performance; (ii) oversees the development of, maintenance of, and compliance with appropriate investment strategies, guidelines and objectives, including asset allocation, and ensures adequate procedures are in place to monitor adherence to the Company’s investment guidelines; (iii) oversees the means and process by which the Company discharges its fiduciary duties with respect to investment matters to minority investors in the Company’s joint venture entities; and (iv) oversees the strategic asset allocations of our investment portfolio.

With respect to financial risk management, among other things, the Investment and Risk Management Committee (i) assists the Board in assessing and providing oversight to management relating to the identification and evaluation of the Company’s financial, non-operational risks, which is closely coordinated with the Audit

Committee; (ii) oversees the establishment and maintenance of regular reporting systems from management to the Investment and Risk Management Committee with respect to current and projected financial, non-operational risks, and assesses the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; (iii) regularly inquires of management about significant financial, non-operational risks or exposures and assesses the steps management has taken or plans to take to minimize, offset or tolerate such risks; (iv) reviews and reports to the Board, as appropriate, risks in the Company’s liability portfolios; (v) reviews the process and systems by which the Company manages its third party credit exposures; and (vi) oversees our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually. The Committee also conducts an annual self-evaluation of its performance including its effectiveness and compliance with the Committee’s charter. In respect of 2009, the Investment and Risk Management Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Investment and Risk Management Committee Charter.

Transaction Committee

The Transaction Committee of the Board presently consists of Messrs. Cooper, Currie, Gibbons, and MacGinnitie. The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets on an as-needed basis and did not meet in 2009.

Offerings Committee

The Offerings Committee of the Board presently consists of Messrs. Currie, Gibbons, and MacGinnitie. The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets on an as-needed basis and did not meet in 2009.

Role of the Non-Executive Chairman

Mr. MacGinnitie currently serves as the non-executive Chairman of the Board. In addition to chairing each meeting of the Board, Mr. MacGinnitie’s role as Chairman includes: (i) the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the Independent Directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions; (v) facilitating discussion among the Independent Directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns, and issues of the Independent Directors; (vi) interviewing candidates for directorship; and (vii) together or in coordination with Mr. Currie, representing the organization in external interactions with the Company’s stakeholders and employees.

Mr. MacGinnitie does not serve as a per se member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. MacGinnitie serves as a member of the Transaction Committee and Offerings Committee of the Board, which meet on an as-needed basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2009 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2009 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act, except that on March 23, 2009, the Company withheld shares in respect of payment of withholding tax liability incurred upon the vesting of Restricted Shares for Messrs. Ashley, Currie, Fonner, O’Donnell, Weinstein, and Wilcox, but inadvertently failed to timely file a Section 16(a) report for each of them. The transactions were reported on March 27, 2009.

Director Share Ownership Guidelines

Our non-executive directors receive the majority of their directors’ compensation in RenaissanceRe equity, and are expected to maintain certain ownership levels of Common Shares during their service. The number of shares that must be held is that number which is equivalent to a five times multiple of the current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Compensation Discussion and Analysis—Director Compensation—Director Equity Ownership Policy” for more information on our share ownership guidelines. For information on the Independent Directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our Independent Directors and executive officers are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), including “short sales” on RenaissanceRe stock, or the purchase or sale of options, puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to RenaissanceRe equity. Our Compensation Committee retains discretion to waive non-compliance with our director equity ownership policy in light of an individual director’s particular facts and circumstances from time to time.

Compensation Committee Interlocks and Insider Participation

No director who served on the Compensation Committee during fiscal year 2009 was, during fiscal year 2009, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2009.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditor for 2009, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Ernst & Young Ltd., our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young Ltd.’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Statement on Auditing Standards No. 114 “The Auditor’s Communication With Those Charged With Governance,” including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2010 fiscal year.

Henry Klehm, III, Chair

James L. Gibbons

Nicholas L. Trivisonno

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to below, we recommend to the Board of Directors that the Compensation Discussion and Analysis appearing on pages 26 to 38 be included in the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, by reference. This report is provided by the following independent directors, who constitute the Compensation Committee:

Jean D. Hamilton, Chair

William F. Hecht

Ralph B. Levy

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We have designed the compensation program for our Named Executive Officers to support our principal strategic goal—the creation of long-term value for our shareholders. Toward this goal, our compensation programs are intended to emphasize several objectives: (i) rewarding our Named Executive Officers for the achievement of outstanding financial and operating performance and leadership excellence, (ii) encouraging them to remain with the Company for long and productive careers, and (iii) aligning their interests with those of our shareholders by encouraging them to take appropriate risks with the Company’s capital to generate returns for our shareholders, but at the same time to share the downside risks of such decision-making.

Our compensation and retention strategies and philosophy reflect our belief that our success has depended, and will continue to depend, in substantial part upon our ability to attract and retain our senior executive officers. We rely on a team-based approach for the management of the Company, with our most senior executive officers, including all of our Named Executive Officers, forming an executive committee (the “Executive Committee”) that is managed under the supervision of our Chief Executive Officer and assigned the primary responsibility of managing all aspects of our business. As a result, our senior executive officers generally have responsibilities not only with respect to their respective business units or functions, but also in developing, implementing, and monitoring our overall strategic plan, maintaining and enhancing our operations and resources, indentifying, analyzing, responding to, and managing various risks impacting the Company from time to time, and developing and addressing our policy, talent, and leadership needs on a company-wide basis. Our compensation philosophy seeks to reinforce and reward this team-based culture and approach by incentivizing our Named Executive Officers through pay practices based substantially on the overall success of the Company, rather than that of individual business units or functions. We also assess individual measures, however, including dynamic factors we believe are not capable of being quantified, such as whether the executive is willing and able to challenge existing processes, adapt flexibly and appropriately to evolving market dynamics, and capitalize on perceived opportunities in our core or target markets.

We believe there is a limited pool of individuals who fit our culture and possess the industry experience and the personal qualities we seek for senior executive and other key roles in our operations. Our recruiting and retention needs are further affected by our strategy to maintain our corporate headquarters and the core of our operations in Bermuda. We are also subject to robust competition in respect of available executive talent in our industry, and to competitive efforts to recruit away our own officers and employees, a dynamic we believe is exacerbated by the industry-leading returns we have generated since our inception. In addition, we believe that retention in our industry is impacted by, among other things, continuous competition for our employees over time resulting from, among other things, (i) non-traditional entrants in our industry such as investment banks and hedge funds, among others, (ii) the substantial growth of new insurance and reinsurance companies in Bermuda over the last several years, and (iii) the current competition to serve customers and capitalize on potential opportunities in our markets arising out of the recent financial market dislocations. Accordingly, we believe that these market conditions, together with our remote headquarters location, require us to offer compensation packages that are both sufficient to entice executives to relocate to and remain in Bermuda or our other global locations and commensurate with or better than those provided by our key competitors.

In order to instill within our executives a commitment to our structured, disciplined risk-taking business and underwriting model, which focuses on superior risk selection, expert utilization of risk management systems, and careful adherence to our underwriting principles, we have adopted an approach to compensation that emphasizes and rewards the achievement of long-term results and consistent decision-making over market cycles. We believe that our compensation philosophy supports and enhances our underwriting philosophy, which recognizes and reflects the significant volatility in our business (as a result of which, for example, short-term performance is materially impacted by the occurrence or non-occurrence of catastrophic or other potentially severe events). We have sought to balance our compensation approach to award and incentivize long-term performance over both hard and soft markets in respect of the coverages and products we offer, and to support and encourage the disciplined underwriting approach we seek to foster. In sum, we believe that our differentiated underwriting and operational strategies must be supported by a uniquely tailored, well-crafted, and flexible compensation strategy that reflects our particular strategic plan, talent base, and other particularized circumstances. Our Board and executive management team regularly review our compensation philosophy and program and their effectiveness in light of our opportunistically evolving business strategy and goals.

Compensation Process

Compensation Committee. Our Compensation Committee meets at least quarterly and regularly reviews our compensation developments and needs. Annual compensation determinations are made generally during the first calendar quarter of each year, after our audited year-end financial information and third-party information (including reports from our compensation consultants) have been provided to our Compensation Committee and after compensation recommendations have been submitted by our Chief Executive Officer for our other Named Executive Officers. Decisions made by the Compensation Committee during the regular first quarter meeting generally include bonus determinations in respect of the prior fiscal year as well as equity award grants and any salary adjustments to take effect for the then-current year. At the end of its compensation-setting process, our Compensation Committee submits its compensation recommendations for ratification by the Board.

Our Compensation Committee may also, from time to time at its discretion, approve the grant of non-routine cash or equity-based awards to Named Executive Officers. Such awards have been granted in the past when the Compensation Committee has determined it to be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project or in response to retention, competitive, or other factors that developed outside of the normal annual compensation-setting cycle.

Compensation Consultants and Benchmarking. As described above, pursuant to its charter, our Compensation Committee has the authority to retain and to terminate any compensation consultant (and to approve the consultant’s fees and terms of such retention) to assist with the Compensation Committee’s evaluation of executive compensation. Our Compensation Committee has retained consultants in the past for the purposes of, among other things, obtaining services such as market intelligence on compensation trends (including as regards our industry and principal market locations), views and recommendations with respect to our specific compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation. During 2009, the Compensation Committee continued its retention of Mercer (US) Inc. (“Mercer”), and in 2010, the Compensation Committee determined to renew its engagement with Mercer in light of factors including the resources and expertise of Mercer’s professional team assigned to the engagement and the depth of relevant industry and jurisdictional knowledge believed to be possessed by Mercer. Mercer continues to be engaged by the Compensation Committee as its sole compensation consultant. Neither any member of management nor any member of the Compensation Committee has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh and McLennan Companies Inc., other subsidiaries of which acted as a broker or agent with respect to 14.5% of our gross premiums written in 2009.

Named Executive Officer Performance Assessment. In connection with its annual compensation determination process, the Compensation Committee engages in an annual performance assessment of each of the Named Executive Officers, focusing on each executive’s relative contribution during the fiscal year, and if applicable, the level of achievement of any specific individual goals tasked to a Named Executive Officer for such fiscal year. The Compensation Committee principally uses a qualitative assessment, including factors such as our progress towards implementing our key strategic and operational initiatives and our investments in and improvements of technology and our key decision support tools, such as our exposure-based underwriting models, our efforts to improve the strength of our control and operating environments, and our efforts to attract, retain, and motivate our global workforce. With respect to Named Executive Officers other than the Chief

Executive Officer, the Chief Executive Officer presents the Compensation Committee with his assessment of each other executive’s relative performance with respect to the above-mentioned categories for such fiscal year. The Compensation Committee’s assessment is shared and discussed with the full Board.

Meeting Process and Committee Authority. Our Compensation Committee, subject where applicable to ratification by the Board, retains the final authority with respect to our compensation, benefit, and perquisite programs, and all actions taken thereunder. Meetings of the Compensation Committee typically also include our Chief Executive Officer, our Chief Administrative Officer, and our General Counsel. Generally, the Compensation Committee invites Mercer to attend at least one meeting each year, and Mercer attended two meetings in 2009. In addition, to promote the Compensation Committee’s independence and for assistance in connection with the committee’s exercise of its independent judgment relating to executive officer and director compensation, the committee generally invites Wachtell, Lipton, Rosen & Katz, the Board’s independent legal counsel, to attend meetings during the year. A portion of each meeting is spent in executive session without any members of management present, other portions are spent alone with our Chief Executive Officer, who provides a key source of information and feedback as discussed above, and typically, another portion is spent meeting with other members of management outside the presence of the Chief Executive Officer. The non-executive Chairman of our Board serves as an ex officio member and interacts and participates in meetings as appropriate or as requested by the Compensation Committee. Neither the non-executive Chairman of the Board, nor any individual who is not a member of the Compensation Committee, votes on Compensation Committee matters.

Components of Compensation

Our compensation program consists generally of four core components, which we view as related but distinct and each of which simultaneously fulfills one or more of the three objectives stated in the discussion above on Compensation Philosophy and Objectives: base salary, an annual cash incentive bonus, long-term equity-based incentive awards, and perquisites and other benefits principally designed to attract and retain senior executive talent to our Bermuda-based location. Together, these components provide a mixture of compensation, including opportunities for long-term wealth accumulation, which we believe is in alignment with our goal of creating long-term shareholder value. Although the Compensation Committee does review total compensation, it does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. Except for the general framework described above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due in part to the relatively small size of our executive team and what we believe to be our need for flexibility in tailoring each executive’s compensation package as necessary.

In conjunction with our risk management practices, as well as our strategic and operational planning, management of the Company regularly reviews senior executive compensation and our firm-wide compensation programs and policies, in an ongoing to effort to seek to eliminate or mitigate potential risks arising from such programs and policies, and to ensure that our compensation, structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company. Senior executives from our risk, compliance, administrative and finance functions, as well as the Board’s outside compensation consultant, are involved in this review process, which is conducted under the oversight of the Compensation Committee. The Company also seeks to ensure that our compensation programs are consistent with our risk management practices and, through the Compensation Committee, helps to ensure that our programs align our executives and employees with the long-term interests of shareholders and seeks to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterizes our industry.

Base Salary. Base salaries for our Named Executive Officers are based on several factors: the scope of job responsibilities, prior individual experience, expertise, and performance, the operation of an internal target salary grade structure, and competitive market compensation; however, we view salary as a fixed expense that does not vary materially in the aggregate with corporate or personal performance. The base salaries of our Named Executive Officers were determined pursuant to the foregoing criteria at the time we entered into their employment agreements, and such salaries may be adjusted in accordance with the terms thereof.

Annual Cash Bonus. The Compensation Committee generally determines the annual cash bonuses to be paid to our Named Executive Officers at the first regularly scheduled quarterly meeting of each year (generally in February) with respect to the immediately preceding fiscal year. We believe our cash bonus component helps us to provide an element of our incentive compensation on a more immediate basis than with equity grants. Annual bonus awards are determined by the Compensation Committee in its discretion based on its analysis of the Company’s and the individual’s performance, taking into account subjective and objective criteria.

Due to the volatility of our industry and thus of our financial results, the Compensation Committee and management believe that pure quantitative performance measures should not be the sole measure of executive performance, and in light of this, we do not provide for a formulaic bonus plan. Our current compensation structure establishes a “target bonus” amount for each “grade” of our internal salary grade structure, subject in certain cases to target bonus amounts that are specifically provided in an individual’s employment agreement with the Company. At its first quarter meeting, our Compensation Committee establishes, in its discretion, a multiple referred to as the “bonus performance factor” for the immediately prior year, which is then multiplied by the target bonus amounts to increase or decrease the amount of the bonus award based on the prior year’s performance. The bonus performance factor is generally a result of a variety of elements, including management’s recommendation (which will generally reflect certain financial results for the completed fiscal year on an absolute and comparative basis, as well as other qualitative factors), the Compensation Committee’s review of market performance as a whole and the Company’s relative performance within it, management’s success with respect to implementing strategic and operational goals, and any extraordinary factors attributable to the applicable fiscal year.

Once determined, the bonus performance factor is generally applied to all Company employees irrespective of segment, unit, or function, including with respect to Named Executive Officers, both to foster relative internal pay equity and to seek to encourage all employees in respect of overall corporate results and shareholder returns as well as unit and individual performance. In respect of 2009, such a company-wide bonus performance factor was approved, consistent with the recommendation of management. Once applied, a Named Executive Officer’s actual bonus amount may be adjusted by the Compensation Committee up or down in order to reflect individual performance in a fiscal year that the Compensation Committee may determine warrants specific recognition. We refer you to “Compensation Decisions Relating to Fiscal Year 2009—Annual Bonus” below for more detail on the target bonus amounts for the Named Executive Officers and the determinations of the Compensation Committee in respect of 2009.

Equity Incentive Awards. Other than with respect to special grants that the Compensation Committee may determine to issue from time to time as described elsewhere herein, historically, the Compensation Committee generally makes determinations with respect to long-term incentive awards at its February meeting of each fiscal year. It is our current practice for approved grants to be awarded on March 1st (or the next succeeding business day), and the grant date value with respect to Restricted Shares and, if applicable, the exercise price with respect to options are set at the closing price of the Company’s Common Shares on such date in accordance with the terms of our applicable policies. In accordance with the Company’s policies, the date of grant for new hire equity awards will generally be the third business day following the release date of the Company’s next subsequent quarterly financial results following the new hire’s actual start date.

Whereas our annual cash bonuses represent immediate recognition of a prior year’s corporate and individual performance, we believe that our equity incentive awards directly link the compensation of our Named Executive

Officers to the attainment of corporate and individual performance over the long term. We believe that our long-term equity incentive awards, as a component of our total compensation program, are somewhat over-weighted compared to market competitive levels, which we believe supports and suits our goal of creating long- term value for our shareholders. Our Compensation Committee uses equity-based incentive awards, which have historically contained service-based vesting conditions that lapse over a four-year period, to create an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation. Generally, we effect equity incentive awards via grants of a dollar value determined as a certain percentage of target base salary, established by grade. To convert dollar value to shares, we divide the applicable value by the market value of our shares on the grant date, and to convert dollar value to options, we apply a Black-Scholes model, which is consistent with our option expense valuation for our financial statements. The current equity target amounts for our Named Executive Officers in fiscal 2009 are set out immediately below.

Named Executive Officer	Target Long-Term Incentive as Percentage of Target Salary
Neill A. Currie	300	%(1)
Jeffrey D. Kelly	215%
Kevin J. O’Donnell	215%
John D. Nichols, Jr.	215%
William J. Ashley	215%
Fred R. Donner	215%

(1)	Pursuant to the terms of his employment agreement, Mr. Currie’s long-term incentive target is a function of actual, not target, base salary.

It is the general philosophy of management and the Compensation Committee not to consider existing ownership levels as a factor in award determination, although we do monitor unvested equity levels in light of our executive retention strategies. Our Compensation Committee believes generally that the more senior an employee is, the greater the proportion of that employee’s compensation should be based upon the performance of the Company and the employee over the long term.

In 2009, all of the equity awards granted to the Named Executive Officers, and to other executive officers, were in the form of grants of Restricted Shares. As described in more detail below, the Company did not effect any awards in 2009 in the form of stock options. Commencing in 2010, the Company has elected to effect some equity awards in the form of restricted stock units which will, subject to vesting requirements consistent with those utilized by the Company in respect of Restricted Shares, be settled in cash. No cash-settled restricted stock awards were issued in 2009 or in any prior period. Moreover, as discussed in more detail below in the section captioned “Compensation Decisions Relating to Fiscal Year 2009—Equity Compensation” and in the Performance Share Plan Proposal, our Compensation Committee has determined that, in furtherance of linking the compensation of our seniormost officers, including all of our Named Executive Officers, to long-term company performance, a portion of future annual equity award grants to this group will be subject to vesting over a multi-year performance and service vesting cycle based on certain pre-determined objective performance targets established by the Compensation Committee at the time of the grant.

We refer you to “Compensation Decisions Relating to Fiscal Year 2009—Equity Compensation” below for more detail on the considerations of the Compensation Committee with respect to equity awards granted in 2009.

Other Components. Our seniormost officers, including all of our Named Executive Officers, participate in a perquisite and benefit program that, in addition to the other components of our compensation package set forth above, seeks to accomplish the goal of attracting and encouraging superior talent to relocate to (or remain at) our headquarters in Bermuda, subject, where applicable, to Bermuda Department of Immigration policies. The program is approved annually by our Compensation Committee, and certain year-to-date expenses are updated quarterly for the Compensation Committee. Because of the difficulty in traveling to, and maintaining a residence in, Bermuda, we have included in our perquisites program relocation and housing allowances, personal and family use of corporate aircraft, automobile use, club membership, and financial and tax planning services. In addition, because of adverse tax treatment imposed on certain U.S. taxpayers residing in an expatriate location such as Bermuda, our perquisite program also includes tax reimbursements designed to avoid any tax-related disincentives resulting from U.S. taxation. It has been the policy of the Company to provide perquisite-related tax reimbursements to all expatriate employees who pay U.S. taxes, including our Named Executive Officers. Specified personal and family use of corporate aircraft is made available, subject to the Company’s policies and practices, to the members of the Executive Committee, including the Named Executive Officers; however, effective July 1, 2009, the Company amended its tax reimbursement policy to eliminate the provision of tax reimbursements relating to the Company’s provision of personal use of the Company’s corporate aircraft. Additionally, effective as of July 1, 2009, Mr. Currie agreed to limit his personal use of the Company’s corporate aircraft to twenty-four round trips per calendar year in respect of his business commute to his sole office location in Bermuda, and in respect of personal, non-business-related travel, an additional twenty-five hours per year. Mr. Currie’s utilization of our corporate aircraft prior to July 1, 2009 reflected our prior policies and contractual commitments to Mr. Currie. The Company has found over time that the provision of these perquisites and benefits is an integral component of our recruitment and retention of qualified and desirable executives to our remote Bermuda headquarters location. Other than corporate aircraft use, the perquisites and benefits described above are generally provided to all of our expatriate employees. The Company believes that, based in part on input from Mercer, as well as available market information, the provision of these types of perquisites and benefits is customary among the Company’s peers in the Bermuda market.

Change in Control and Severance Payments. Upon certain qualifying terminations of employment or a change in control, the Named Executive Officers may be entitled to receive certain vesting of equity-based awards, pursuant to the terms of our equity compensation plans, as well as other severance payments and benefits pursuant to the terms of their respective employment agreements. With respect to change-in-control vesting, the Compensation Committee believes this benefit to be appropriate as a method of allowing our executives to participate in a change-in-control event on the same basis as other shareholders, and without any additional requirement of continued vesting that may or may not be possible depending on the actions taken by an acquirer. With respect to the severance payments, the Compensation Committee views such payments primarily as consideration for certain restrictive covenants applicable to our executives following certain terminations, which covenants we believe are essential to the protection of the Company’s business, in particular given the specialized market in which the Company competes. In addition, the Compensation Committee believes that both the change in control and severance payments and benefits are necessary components of a competitive compensation program.

For additional information regarding the terms of these provisions and the potential benefits payable thereunder, see “Potential Payments Upon a Termination or Change in Control” below. In addition, please see “Potential Impact on Compensation from Executive Misconduct” and “Employment Agreements” below.

Equity Ownership and Retention Guidelines

In keeping with our overall compensation philosophy, our Named Executive Officers are subject to an equity ownership policy, which is designed to maintain equity ownership by the executives at levels high enough to assure our shareholders of our commitment to long-term value creation. Under our guidelines, our officers are required to maintain a level of our equity securities with a value equal to a specified multiple of target salary by grade. Common Shares owned outright, Restricted Shares, and shares underlying vested “in-the-money” options are counted as “owned” in determining compliance with the guidelines. Until and unless ownership requirements are satisfied, a Named Executive Officer is not permitted to sell any of the equity granted to him. In addition, certain restrictions apply to the sale of Restricted Shares that vest upon reaching retirement eligibility. We retain the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, we have never done so in respect of a Named Executive Officer. In addition, our employees, including our Named Executive Officers and directors, are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), including the purchase or sale of options, puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to RenaissanceRe stock. The table below shows the retention guidelines in place as of December 31, 2009 for our 2009 Named Executive Officers.

Named Executive Officer	Equity Retention Guidelines as a Multiple of Target Salary
Neill A. Currie	7.5
Jeffrey D. Kelly	4.5
Kevin J. O’Donnell	4.5
John D. Nichols, Jr.	4.5
William J. Ashley	4.5
Fred R. Donner	4.5

Potential Impact on Compensation from Executive Misconduct

If our Board were to determine that an executive officer has engaged in fraudulent or intentional misconduct, our Board would take such action to remedy the misconduct, prevent its recurrence, and impose such discipline on the applicable individual(s) as appropriate in light of the facts and circumstances. Discipline may vary depending on the facts and circumstances, and may include, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions that might be imposed by law enforcement agencies, regulators, or other authorities. The Company also has a right to set off against certain amounts owing to the executive officers should they engage in certain activities that are detrimental to the Company. Please see “Compensation Decisions Relating to Fiscal Year 2009—Amendments to Employment Agreements” below.

The employment agreement between Mr. Currie and the Company provides that, among other things, Mr. Currie’s incentive compensation (including both cash bonuses and equity awards) that is determined to have been earned based on financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent such compensation would not have been earned based on the restated financials. If the related financial statements restatement is determined to have been due to Mr. Currie’s misconduct, the clawback would apply to such compensation paid within 60 months following the Company’s first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. Currie’s misconduct, the Company’s clawback rights shall apply only to such compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, the Company’s clawback rights also apply to gains realized on sales of securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. Currie’s misconduct.

Compensation Decisions Relating to Fiscal Year 2009

Peer Group for 2009. With respect to compensation determinations made in 2009, our peer group consisted of the following companies, which were determined to (i) compete with us for talent, (ii) be generally of a similar size to us, and (iii) employ executives in positions of similar complexity and scope of responsibility to our executive positions: Allied World Assurance Company Holdings, Ltd, Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Flagstone Reinsurance Holdings Ltd., Max Capital Group Ltd., Montpelier Re Holdings Ltd., PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Transatlantic Holdings Inc., Validus Holdings Ltd., and White Mountains

Insurance Group Ltd. With the assistance of Mercer, our Compensation Committee reviews and assesses regularly both the membership of the peer group, and the current compensation levels and practices among its members. In addition, the Compensation Committee reviews information provided by Mercer regarding the compensation levels and practices of ACE Ltd. and XL Capital Ltd., which are not included in our peer group due to their relative sizes, but are considered by our Compensation Committee and management to be competitors for executive and staff talent. Furthermore, as a means of understanding market practices, our Compensation Committee considers, among other things, compensation surveys prepared by compensation consulting groups other than Mercer (e.g., Bermuda market practice surveys).

In light of our team-based approach for the management of the Company, the Compensation Committee has determined that a direct compensation comparison to the peer group members would not be an appropriate exercise in determining compensation. As such, with respect to 2009 compensation decisions, the Compensation Committee utilized market data and ranges of our peer group only as a reference point, and direct benchmarking did not serve as a material factor in the determination of actual compensation amounts. The Compensation Committee generally used such data to confirm, after initial compensation determinations were proposed, that such proposed compensation was within market ranges generally, or if outside, that the final determinations with respect to such compensation were made in light of this information.

Base Salary. For 2009, decisions regarding adjustments to base salaries were considered by the Compensation Committee at its February 2009 meeting. At that time, no changes were effected with respect to the base salaries of any Named Executive Officer, except in conjunction with cost-of-living adjustments made available to employees generally, and with respect to Mr. Currie, whose base salary was increased to $1,000,000 effective April 1, 2009 as required by his amended employment agreement.

Annual Bonus. In respect of fiscal year 2009, the Compensation Committee established a bonus performance factor of 1.50, based on the Compensation Committee’s assessment of factors generally as described above under “Components of Compensation—Annual Cash Bonus.” Among other things, the Compensation Committee considered the following operating results for 2009: (i) operating return on equity of 27.6% achieved in 2009, which represented the highest operating return on equity amongst the companies in the peer group, (ii) actual earnings per share of $12.25 in 2009, which exceeded the Company’s budget, and (iii) gross written premiums of $1.7 billion. The Compensation Committee also considered management’s qualitative assessment of its performance in respect of strategic and operational projects. In determining the final bonus performance factor for 2009, the Compensation Committee placed significant weight on management’s recommendation, analyzing each of the components underlying management’s recommendation, both qualitative and quantitative, with a specific focus on the operating results noted above, both in actual terms and on a relative basis to both peer group performance and against internal operating budgets. The Compensation Committee also considered more generally the Company’s continuing performance in terms of growth in tangible book value per share plus change in accumulated dividends, both in respect of 2009 and on a historical basis inclusive of 2009. The Compensation Committee also reviewed the Company’s strategic plans and operational initiatives and the accomplishments relating to each for 2009. Based upon the foregoing, the Compensation Committee determined that the Company’s overall performance, and management’s role in maintaining such performance and mitigating certain key risks in a difficult economic climate, warranted its approval of a final bonus performance factor of 1.50.

Target bonus figures for the Named Executive Officers for the 2009 bonus period are shown below, as well as actual bonus amounts as determined by the Compensation Committee at its February 2010 meeting in respect of 2009 performance, which is also set forth in the “Bonus” column of the “Summary Compensation Table” below.

Named Executive Officer	2009 Target Bonus ($)	2009 Actual Bonus ($)
Neill A. Currie	1,699,500	2,549,250
Jeffrey D. Kelly(1)	594,880	892,320
Kevin J. O’Donnell	901,250	1,351,875
John D. Nichols, Jr.	594,880	892,320
William J. Ashley	594,880	892,320
Fred R. Donner(2)	577,500	—

(1)	Although Mr. Kelly commenced employment in July 2009, the Compensation Committee determined to reward his strong achievements during the year, accomplished in the backdrop of the ongoing financial and credit market crisis, by granting to him a full bonus for the year, not prorated to reflect a partial year of employment.

(2)	In connection with his resignation for “good reason” and consistent with his employment agreement, Mr. Donner became entitled to receive, among other benefits, a payment of $931,120, representing 100% of his actual annual bonus for the 2008 performance year plus a pro-rata portion of his 2009 target annual bonus as calculated based on the number of days elapsed during 2009 through to the date of his termination of employment. For more information on the separation arrangements with Mr. Donner, see the discussions below under “CFO Transition” and “Potential Payments Upon a Termination or Change in Control.”

Equity Compensation. In 2009, the Compensation Committee granted equity awards based on the target levels described above under “Components of Compensation—Equity Incentive Awards.” In addition, the Compensation Committee approved additional grants of Restricted Shares to certain of the Named Executive Officers to reflect, on a case-by-case basis, factors including the Committee’s desire for key contributors to possess meaningful at-risk equity awards over time, and estimated disparities between the compensation of certain officers and reported comparable executive compensation. All of such additional awards were effected in the form of grants of Restricted Shares vesting over four years. The dollar values at issuance of these supplemental, one-time grants of Restricted Shares, combined with the target-level grants described above, are included in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” below.

In February 2009, based on an assessment of several factors, including the maturation and growth of the Company, the Company’s continued desire to incentivize its employees and align their interests with those of our shareholders through regular equity award grants, and the estimated potential shareholder dilution that would result if the Company continued to grant stock options at its historical rates given the growth of our operations as a result of our strategic investments in recent years, and to appropriately balance the Company’s strategic interest in incentivizing both responsible growth and disciplined risk management, the Compensation Committee determined to cease granting annual equity-based compensation in the form of stock options. As a result, equity awards to Named Executive Officers in 2009 were allocated 100% in the form of Restricted Shares.

Further to the Compensation Committee’s February 2010 discussions and continued assessment of the Company’s long-term incentive and equity grant practices, during its meetings throughout the year, the Compensation Committee reaffirmed its determinations that a robust long-term equity-based program is an essential component of an overall approach to executive compensation that supports and promotes our principal strategic compensation goal of creating long-term value for our shareholders. In consultation with Mercer and its other advisors, the Compensation Committee determined that, beginning in 2010 with our annual target-level incentive award grant cycle, at least 25% of the annual equity incentive award grants to each member of our Executive Committee, which includes our Named Executive Officers, will be subject to vesting conditions based on both continued service and the attainment of pre-established performance goals. For the 2010 performance- based grants, the Compensation Committee determined that the most currently appropriate performance goal within the context of our compensation philosophy is total shareholder return relative to the Company’s peer group. The Compensation Committee determined that the performance-based vesting component of the Executive Committee members’ annual equity awards will further the Company’s overall compensation philosophy and objectives of aligning the interests of members of management with the interests of the Company’s shareholders. Furthermore, the Compensation Committee believes that performance-vesting furthers the baseline purpose of our equity award grants by strengthening the way in which the Named Executive Officers’ equity awards directly link their compensation to the attainment of corporate performance over the long term and to create long-term value for our shareholders.

To reinforce the team-based approach to the management of the Company on which our compensation strategies and philosophy have historically been based, the Compensation Committee resolved to establish guidelines for future grants of performance-vested Restricted Shares (“Performance Shares”) to members of our Executive Committee that are consistent with the terms established for Mr. Currie’s special equity grant, as described below. We anticipate that such annual awards will generally be granted subject to a three-year performance cycle, with each award divided into equal tranches for each year in such cycle and with results calculated annually on a calendar-year basis. Although 2010 grants will have an interim service-vesting event after the second year, to conform to Mr. Currie’s special equity award (described below), Performance Shares in a given tranche of future grants, which meet the performance-vesting criteria, are generally expected to remain subject to continued service-based vesting until the end of the applicable three-year cycle. Performance Shares in a given tranche that do not meet the applicable vesting criteria for the applicable performance period will be forfeited.

With respect to 2010 grants of Performance Shares to the Executive Committee, the Compensation Committee determined that target performance will be achieved upon attainment of total shareholder return for the given period at the 50th percentile among the Company’s peers. In respect of these 2010 grants, performance at or below the threshold 35 th percentile will result in forfeiture of the given vesting tranche, and performance at the maximum 100th percentile will result in vesting at 250% of the target value of the given vesting tranche (except, as described below, in respect of Mr. Currie’s special retention award, for which the cap is 175%). Vesting at intermediate performance levels will be based on a linear interpolation between threshold and target, or target and maximum, as applicable. To accommodate the potential attainment of the maximum conditions, we will issue unvested Performance Shares on the date of grant having an aggregate value equal to 250% of target (or 175% in respect of Mr. Currie’s special retention award), and if less than the maximum conditions are attained, a proportionate number of shares will not vest and will be forfeited. In connection with the grant of Performance Shares, a grantee will receive the right to any accrued dividends declared and paid on unvested shares, to be paid without interest at the same time as the underlying shares vest (other than Mr. Currie with respect to his unvested special retention award). However, dividends accrued and unpaid on forfeited Performance Shares will likewise be forfeited. Pursuant to the terms of the 2010 Performance Share Plan, the Compensation Committee may consider downward adjustments in conjunction with any vesting of Performance Shares but is not permitted by the plan to effect upward adjustments. For information regarding treatment of Performance Shares upon a termination or a change in control, see “Potential Payments Upon a Termination or Change in Control” below.

In order to continue incentivizing our Named Executive Officers and other employees through the operation of a robust equity incentive program that furthers our established compensation goals and performance objectives, the Compensation Committee has determined that an effective incentive plan with a meaningful share reserve must continue be maintained by the Company. However, as of April 1, 2010, only 1,083,192 shares were remaining available for issuance under the 2001 Plan. Accordingly, the Compensation Committee determined in 2010 to recommend to the Board, and the Board adopted for shareholder approval, the 2010 Performance Share Plan described below in Proposal 2, which will reserve 750,000 shares for issuance in connection with Performance Share awards granted thereunder, as well as the amendment to the 2001 Plan described below in Proposal 3, which will extend the term of the 2001 Plan to February 6, 2016. The performance-vested component of each Named Executive Officer’s target-level equity awards for 2010 (including Mr. Currie’s special retention equity award described below) is intended to be granted pursuant to the 2010 Performance Share Plan following its approval by the Company’s shareholders as contemplated by Proposal 2. In the event the 2010 Performance Share Plan is not approved by the shareholders, all of such awards are contractually required to be granted pursuant to the 2001 Plan. As noted above, to accommodate the potential attainment of the maximum conditions, taking into account certain tax laws governing deferred compensation, we are required to issue unvested Performance Shares on the date of grant at the maximum amount that might be received by the executive on vesting. This factor is among the reasons the Board and management prefer to issue Performance Shares from a plan exclusively designed for such purposes, while utilizing traditional plans for traditional equity issuance.

CEO Agreement. In connection with the Compensation Committee’s continuing review of organizational development and succession planning and efforts to facilitate the continuation of the Company’s leadership in light of the Company’s growth plans and long-term strategy, the Compensation Committee approved an amended and restated employment agreement with our Chief Executive Officer, which became effective on February 19, 2009. Mr. Currie’s employment agreement contains specific features that further the Company’s overall compensation philosophy and objectives, including performance-based vesting of certain of his equity incentives and retirement features that are intended to continue to incentivize Mr. Currie during his period of continued service to the Company.

Mr. Currie’s employment agreement generally provides for a base salary of not less than $1,000,000 and a target annual cash bonus equal to 165% of base salary. The severance provisions applicable upon certain qualifying terminations of employment remain substantially the same as in Mr. Currie’s prior agreement, except that the period during which Mr. Currie may exercise his outstanding stock options may be extended for up to five years following the date of termination, based upon the applicable circumstance of termination. (For more information on the payments and benefits provided by Mr. Currie’s employment agreement, see the section below captioned “Potential Payments Upon a Termination or Change in Control.”) In addition, Mr. Currie’s employment agreement provides for lapsing, at the time Mr. Currie became retirement-eligible (i.e., the date on which the sum of Mr. Currie’s age and total years of service with the Company equals 65), of service-based vesting conditions applicable to Restricted Shares then held by Mr. Currie for at least one year, provided that, other than to satisfy tax obligations relating to such vesting, Mr. Currie will generally remain restricted from selling or otherwise transferring any such vested shares until the date on which they would have vested based on his continued service. Any unvested stock options that Mr. Currie has held for at least one year upon his actual retirement will continue to vest in the ordinary course as if Mr. Currie remained employed through the applicable vesting period. Mr. Currie became retirement eligible on October 12, 2009.

As an incentive to continue providing services beyond the expiration date of his prior employment agreement, pursuant to his February 2009 employment agreement, Mr. Currie became entitled to receive a special retention equity award on or about February 22, 2010, subject to his continued employment through such date, with such grant to have cliff-vesting features based on both continued service as well as the attainment of certain performance conditions. Consistent with the terms of Mr. Currie’s employment agreement, our Compensation Committee, with input from Mr. Currie but in its sole discretion, established total shareholder return, relative to our peer group, as the performance metric for the vesting of Mr. Currie’s special equity grant as well as Performance Shares to be granted to the other members of the Executive Committee in 2010, as discussed above. For a discussion on the treatment of the special equity award upon a termination or a change in control, see the section below captioned “Potential Payments Upon a Termination or Change in Control - Treatment of Equity Awards Upon a Termination or Change in Control,” and to review Mr. Currie’s employment agreement in its entirety and the terms of Mr. Currie’s special equity grant in its entirety, see the Company’s Current Reports on Form 8-K filed with the SEC on February 25, 2009, and January 14, 2010, respectively.

Although Mr. Currie’s February 2009 amended employment agreement provided initially that the period for the service- and performance-based vesting components of the special equity award would, with respect to one third of the Performance Shares, continue through February 22, 2012, and would, with respect to the remaining two thirds, continue through February 22, 2014, the Compensation Committee subsequently determined that

Mr. Currie’s award should vest with respect to the performance conditions in equally weighted one-year tranches on a calendar-year basis commencing with calendar year 2010, in order to make the vesting conditions of that award consistent with those of the Performance Shares to be granted to the other Executive Committee members. For Mr. Currie’s 2010 special equity grant, however, maximum performance will result in vesting in shares having a value equal to 175% of the target award value, rather than the 250% applicable to the awards of other Executive Committee members.

Amendments to Employment Agreements. Section 457A of the Code, enacted in connection with the passage of the United States Emergency Economic Stabilization Act of 2008, generally requires a taxpayer to include in gross income any deferred compensation attributable to services performed after 2008 and payable by, among others, certain non-U.S. corporations (such as the Company), at the time the taxpayer’s rights to the compensation are no longer conditioned upon the future performance of substantial services. Limited grandfather relief applies with respect to deferred compensation attributable to services performed before 2009, with such amounts generally to be taken into income no later than 2017. Because a portion of each Named Executive Officer’s contractually provided severance benefits representing a percentage of base salary at the time of termination, which we view as consideration for the restrictive covenants contained in the employment agreements (referred to herein as “vested non-compete consideration”), must be included in the Named Executive Officer’s taxable income under Section 457A of the Code no later than 2017, the Compensation Committee in 2008 approved amendments to the Named Executive Officers’ employment agreements in order to avoid the potential situation where an employee would be required to recognize taxable income prior to the time that the actual payment was made. In light of subsequent Treasury guidance published in 2009, the Company approved additional amendments to the Named Executive Officers’ employment agreements in order to address the revised guidance, which were entered into by the Company and the Named Executive Officers in 2010. The 2010 amendments operate in a similar manner to the 2008 amendments with respect to the vested non-compete consideration, but base such amount on the executive’s 2008 base salary. To preserve the economics agreed to by each executive and the Company upon the original execution of the employment agreements, while providing for compliance with Section 457A of the Code, the 2010 amendments also provide for yearly pre-payments, commencing in 2010, of any increases in the non-compete consideration to which an executive would become entitled upon a future termination of employment in respect of any salary increase after 2008. These pre-payments will be subject to the same clawback and forfeiture provisions as the vested non-compete consideration. Additionally, these amendments provide for a Company right to set off against other amounts owing to the executives should they engage in certain activities that are detrimental to the Company after the payment of any pre-payments. In addition to Section 457A-related provisions, the 2010 amendments also contain certain provisions relating to the treatment of performance-based equity awards upon termination of employment, obtaining retirement eligibility, and a change in control, as discussed more fully below under “Potential Payments Upon a Termination or Change in Control.”

CFO Transition. In connection with Mr. Kelly’s appointment as Executive Vice President and Chief Financial Officer of the Company, the Company and Mr. Kelly entered into an employment agreement, effective as of July 6, 2009, containing terms substantially similar to the terms of the other Named Executive Officers’ employment agreements, as amended (other than Mr. Currie’s employment agreement), except where described below under “Potential Payments Upon a Termination or Change in Control.”

Upon his resignation from the Company for “good reason,” Mr. Donner and the Company entered into a Separation, Consulting, and Release Agreement. In connection with such resignation, pursuant to the terms of his employment agreement, and in consideration for Mr. Donner’s agreement to, among other things, release the Company from claims arising in connection with his employment or termination thereof and comply with the restrictive covenants set forth in his employment agreement, Mr. Donner became entitled to the separation payments and benefits provided by his employment agreement. In addition, in further recognition of Mr. Donner’s services with the Company and his agreement to assist in the transition of his duties upon his termination, the Compensation Committee determined to provide Mr. Donner with up to six months to exercise any options held by him upon his termination, reimbursement for reasonable costs incurred by him in connection with repatriating to the United States, and use of the Company’s personal tax services for the preparation of his 2009 taxes, in accordance with the Company’s current policies. Each of these payments and benefits is subject to Mr. Donner’s continued compliance with the customary noncompetition and nonsolicitation covenants set forth in his employment agreement.

Furthermore, in consideration for assisting the Company as a consultant through September 30, 2009, in its transition to a new Chief Financial Officer, Mr. Donner received aggregate consulting fees equal to $150,000. In addition, Mr. Donner was permitted during the consulting period to utilize the Bermuda housing provided to him (along with which he received corresponding tax reimbursement benefits provided by his employment agreement).

2010 Separation, Consulting, and Release Agreements

On January 11, 2010, the Company announced that Mr. Nichols and Mr. Ashley would each be retiring from their respective positions with the Company and its subsidiaries, in connection with which they entered into separation agreements that acknowledge their respective resignations for “good reason” pursuant to their employment agreements, effective no later than June 30, 2010. In connection with their retirements and conditioned upon executing the separation agreements, which contain a customary mutual release of claims, Messrs. Nichols and Ashley will be entitled to the separation payments and benefits provided by their employment agreements upon a resignation for “good reason.” In addition, in further recognition for his services with the Company and his agreement to assist in the transition of his duties upon his retirement, each executive will be entitled to (i) reimbursement for reasonable costs incurred in connection with repatriating to the United States as well as use of the Company’s personal tax services for the preparation of his 2010 taxes, in accordance with the Company’s current policies, and (ii) continued participation in the Company’s health plans at his sole expense until the earliest to occur of (x) the date he reaches age 65, or with respect to a covered dependant, the date such covered dependant reaches age 65, (y) the date he becomes eligible to receive coverage under another employer’s health plan, and (z) the date he breaches any term of his Separation Agreement. Mr. Nichols will have up to two years to exercise any options currently held by him, and he will be entitled to reimbursement for tax advisory services previously provided to him. Upon termination of the sublease agreement between Mr. Nichols and a subsidiary of the Company pertaining to his Bermuda housing, Mr. Nichols will be entitled to receive the unamortized balance as of December 31, 2010 (or the date of any earlier termination of the sublease agreement by him), of the improvements made to the property by him. Neither Mr. Nichols nor Mr. Ashley received any equity incentive awards for 2010.

Subject to continued employment by the Company through June 30, 2010, each of Messrs. Nichols and Ashley will continue to provide services to the Company through December 31, 2010, as a consultant to assist in respect of his transition and other matters as may be agreed. In consideration for providing these consulting services, Mr. Nichols will receive aggregate cash consulting fees equal to $500,000, and Mr. Ashley will receive aggregate consulting fees equal to $300,000, in each case payable in substantially equal installments on the same schedule as salary payments are made to the Company’s employees in accordance with the Company’s regular payroll schedule. In addition, each executive may continue during the consulting period to utilize the Bermuda housing and car currently provided to him (along with which he will receive any corresponding tax reimbursement benefits provided by his employment agreement).

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for our Named Executive Officers in fiscal years 2007, 2008, and 2009.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Neill A. Currie President and Chief Executive Officer	2009 2008 2007	952,800 803,400 772,500	2,549,250 1,815,000 1,521,000	2,999,984 1,216,805 1,170,008	— 1,217,194 871,938	1,079,664 1,175,059 1,134,310	7,581,698 6,227,458 5,469,756
Jeffrey D. Kelly Executive Vice President, Chief Financial Officer	2009	256,442	892,320	1,799,979	—	162,127	3,110,868
Kevin J. O’Donnell(5) Executive Vice President and Global Chief Underwriting Officer	2009 2008 2007	518,750 483,200 428,625	1,351,875 635,250 535,425	2,628,723 493,627 354,075	— 493,766 263,876	554,532 568,384 485,611	5,053,880 2,674,227 2,067,612
John D. Nichols, Jr.(6) Executive Vice President and Former President of RenaissanceRe Ventures Ltd.	2009 2008 2007	561,125 535,600 515,000	892,320 635,250 535,425	2,628,723 918,582 1,150,016	— 918,896 857,030	540,810 409,430 320,914	4,622,978 3,417,758 3,378,385
William J. Ashley(6) Former Senior Vice President and Former President and Chief Executive Officer of Glencoe Group Holdings Ltd.	2009 2008 2007	518,750 468,600 358,825	892,320 635,250 535,425	1,928,734 618,582 562,379	— 618,804 419,124	396,907 415,422 363,403	3,736,711 2,756,658 2,239,156
Fred R. Donner(7) Former Executive Vice President, Chief Financial Officer, and Treasurer	2009 2008 2007	277,175 535,600 515,000	— 635,250 535,425	1,378,711 418,600 552,460	— 418,743 411,739	2,132,817 614,009 514,863	3,788,703 2,622,202 2,529,487

(1)	This column reflects each Named Executive Officer’s principal position as of the date of this Proxy Statement.

(2)	The amounts shown in this column constitute the annual cash bonuses paid to each Named Executive Officer based on the Compensation Committee’s evaluation at its first quarterly meeting of each year of each such officer’s performance in the immediately preceding year. The figures listed under “Bonus” relate to performance for the year listed but are paid in the following year; for example, the figures under “Bonus” for 2009 relate to performance for the year ended December 31, 2009, but were paid in March 2010. A detailed discussion of our annual cash bonus program may be found above under “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus.”

(3)	These columns represent the aggregate grant date fair value of awards granted to our Named Executive Officers in each of 2009, 2008, and 2007, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements for the respective year as included in its Form 10-K for 2009, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the Named Executive Officers.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column for 2009.

(5)	Mr. O’Donnell became an Executive Vice President and our Global Chief Underwriting Officer in February 2010.

(6)	On January 11, 2010, the Company announced the retirements of John D. Nichols, Jr., and William J. Ashley from their respective positions with the Company and its subsidiaries. Pursuant to the terms of their respective separation agreements in connection with their retirements, Messrs. Nichols and Ashley will be deemed to have resigned for “good reason,” effective no later than June 30, 2010, pursuant to the terms of their respective employment agreements with the Company dated July 19, 2006.

(7)	Mr. Donner resigned for “good reason” as Executive Vice President, Chief Financial Officer, and Treasurer of the Company effective July 6, 2009. Mr. Donner’s annual base salary for 2009 was $567,900, with the amount listed under “Salary” above representing the amount of base salary Mr. Donner received through his termination of employment on July 6, 2009. Consulting fees received during the consulting period have been included in “All Other Compensation.” The amounts to which Mr. Donner became entitled in connection with his termination of employment and in consideration for his assistance in the transition of his role as Executive Vice President, Chief Financial Officer, and Treasurer of the Company are set forth in more detail above under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2009—Annual Bonus,” and “—CFO Transition,” and below under “Potential Payments Upon a Termination or Change in Control.”

ALL OTHER COMPENSATION TABLE

Name	Year	Tax Reimbursement(1) ($)	Company 401(k) Matching Contribution(2) ($)	Value of Life Insurance Premiums(3) ($)	Other Benefits(4) ($)	Separation Payments and Benefits(5) ($)	Total Other Compensation ($)
Neill A. Currie	2009	185,207	14,700	5,280	874,477	—	1,079,664
Jeffrey D. Kelly	2009	14,777	14,700	416	132,234	—	162,127
Kevin J. O’Donnell	2009	152,934	14,700	4,926	381,972	—	554,532
John D. Nichols, Jr.	2009	104,938	14,700	3,656	417,516	—	540,810
William J. Ashley	2009	108,774	14,700	3,300	270,133	—	396,907
Fred R. Donner	2009	187,490	14,700	4,840	426,767	1,499,020	2,132,817

(1)	Tax reimbursements paid to our expatriate personnel, including our Named Executive Officers, principally in respect of expatriate perquisites including personal travel (and through June 30, 2009 only, personal travel using the Company’s corporate aircraft), business-related spousal travel, housing allowance, club dues, automobile expenses, and tax advice. Such tax reimbursement arrangements are consistent with Bermuda market practices. See “Compensation Discussion and Analysis—Components of Compensation—Other Components” above.

(2)	This column reports Company matching contributions to our Named Executive Officers under our 401(k) plan.

(3)	This column reports the value of premiums paid on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan. The death benefit under the life insurance coverage is equal to four times the Named Executive Officers’ annual salary up to a maximum of $2.0 million.

(4)	See the Other Benefits Table below for additional information.

(5)	Pursuant to the terms of his employment agreement, Mr. Donner’s separation payments and benefits included payments aggregating to the sum of 100% of his then-current annual salary of $567,900 plus 100% of his actual bonus for performance year 2008 totaling $635,250 plus a pro-rata portion of his 2009 target annual bonus totaling $295,870, as calculated based on the number of days elapsed during 2009 through to the date of his termination of employment.

OTHER BENEFITS TABLE

Name	Year	Personal Travel(1) ($)	Housing Benefits(2) ($)	Other Benefits(3) ($)	Total Other Personal Benefits ($)
Neill A. Currie	2009	587,860	229,500	57,117	874,477
Jeffrey D. Kelly	2009	28,863	72,000	31,371	132,234
Kevin J. O’Donnell	2009	102,354	235,000	44,618	381,972
John D. Nichols, Jr.	2009	165,616	180,000	71,900	417,516
William J. Ashley	2009	45,275	204,000	20,858	270,133
Fred R. Donner	2009	82,639	162,747	181,381	426,767

(1)	Personal travel includes costs for commercial travel for the Named Executive Officer and such person’s immediate family members as well as use of the corporate aircraft, and in the case of Mr. Currie, includes, in respect of Mr. Currie’s commuting costs to his sole office location in Bermuda, $440,152, and in respect of personal, non-business-related travel, $113,016. These costs are net of an aggregate amount of $29,807 paid to the Company by Mr. Currie in accordance with the terms of his agreement relating to the use of the Company aircraft which contemplates pre-funding of certain amounts by Mr. Currie for such use. Effective as of July 1, 2009, Mr. Currie agreed to limit use of the Company’s corporate aircraft to twenty-four round trips per calendar year in respect of his business commute to his sole office location in Bermuda, and to twenty-five hours a year in respect of personal, non-business-related travel. Mr. Currie’s utilization of our corporate aircraft prior to July 1, 2009 reflected our prior policies and contractual commitments to Mr. Currie; accordingly, our current policies were in effect on a pro-rata basis in 2009. With respect to personal use of the corporate aircraft, amounts in this column reflect incremental variable operating costs, which include fuel, landing and handling fees, crew lodging and meal allowances, and catering. For more information on travel benefits provided to the Company’s senior executive officers, please see “—Other Components” above. Per Company policy, all expatriate employees based in Bermuda, and most of the Named Executive Officers of the Company, are provided four round trips on “home leave” per year for themselves and each member of their family, consistent with Bermuda market practice.

(2)	This column reports the amount of housing-related benefits we provided with respect to the Bermuda residence of each Named Executive Officer, principally consisting of housing lease costs. Mr. Ashley, as a result of his dual roles as a Senior Vice President of the Company and as the President and Chief Executive Officer of RenRe Insurance Holdings Ltd., spent a significant amount of time during 2009 in each of the Company’s Dallas and Bermuda offices, and therefore the housing-related benefits set forth for Mr. Ashley include housing lease costs in Bermuda and the United States.

(3)	As discussed herein, other benefits include club dues, company automobile expenses, financial and tax and legal planning expenses reimbursed by RenaissanceRe, and Company matching on charitable donations. In addition, pursuant to his separation agreement, Mr. Donner earned additional cash consulting fees during 2009 equal to $150,000.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the calendar year ended December 31, 2009. In 2009, awards were comprised exclusively of Restricted Shares.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Closing Price on Grant Date(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Neill A. Currie	03/02/2009	02/18/2009	68,135	44.03	2,999,984
Jeffrey D. Kelly	08/03/2009	05/21/2009	35,101	51.28	1,799,979
Kevin J. O’Donnell	03/02/2009	02/18/2009	59,703	44.03	2,628,723
John D. Nichols, Jr.	03/02/2009	02/18/2009	59,703	44.03	2,628,723
William J. Ashley	03/02/2009	02/18/2009	43,805	44.03	1,928,734
Fred R. Donner	03/02/2009	02/18/2009	31,313	44.03	1,378,711

(1)	All of the above grants to the Named Executive Officers vest ratably over four years on the anniversaries of the grant date. Dividends declared by the Company’s Board of Directors and paid to holders of the Common Shares are payable to holders of Restricted Shares, including our Named Executive Officers and directors (other than the Performance Shares to be issued to Mr. Currie in 2010 as described above under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2009—Equity Compensation,” and “—CEO Agreement”).

(2)	The number of Restricted Shares awarded was computed by dividing, as of the grant date, the approved grant value by the closing market price of the Common Shares on the date of grant. See discussion above under “Compensation Discussion and Analysis—Components of Compensation” for a more detailed description of the Company’s equity grant practices.

(3)	This column represents the aggregate grant date fair value of awards granted to our Named Executive Officers in 2009, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements for 2009 included in its Form 10-K for 2009, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the Named Executive Officers.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which entitle the officers to base salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail below under the caption “Potential Payments Upon a Termination or a Change in Control”). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for year-to-year terms that extend automatically absent thirty days’ notice by either party of such party’s intent not to renew the term.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Neill A. Currie	—		300,000	(4)	73.06	7/5/2015	68,135	3,621,375
	329,589		109,863		42.66	3/21/2016
	38,136		38,135		51.13	3/1/2017
	30,543		91,626		53.86	3/3/2018
Jeffrey D. Kelly	—		—		—	—	35,101	1,865,618
Kevin J. O’Donnell	42,000		—		12.40	5/4/2010	79,316	4,215,645
	13,755		—		37.87	5/16/2012
	12,402		—		41.98	11/6/2012
	28,000		—		39.07	11/19/2012
	18,710		—		45.43	5/16/2013
	17,641		—		45.38	11/7/2013
	45,000		—		52.90	3/3/2014
	250,000	(4)	—		74.24	8/31/2014
	42,325		14,108		44.30	1/3/2016
	50,461		16,820		42.66	3/21/2016
	11,542		11,540		51.13	3/1/2017
	12,390		37,169		53.86	3/3/2018
John D. Nichols, Jr.	78,750		—		33.85	11/8/2011	92,967	4,941,196
	38,500		—		39.07	11/19/2012
	10,059		—		39.59	12/23/2012
	25,240		—		45.43	5/16/2013
	75,000		—		52.90	3/3/2014
	350,000	(4)	—		74.24	8/31/2014
	37,484		37,483		51.13	3/1/2017
	23,058		69,171		53.86	3/3/2018
William J. Ashley	26,640		—		29.77	1/11/2012	60,553	3,218,392
	16,000		—		39.07	11/19/2012
	2,506		—		39.93	12/30/2012
	11,299		—		45.43	5/16/2013
	15,747		—		53.96	3/12/2014
	82,000	(4)	—		74.24	8/31/2014
	5,654		—		49.10	3/21/2015
	34,035		—		37.51	11/4/2015
	5,643		1,881		44.30	1/3/2016
	20,720		6,906		42.66	3/21/2016
	18,332		18,330		51.13	3/1/2017
	15,528		46,581		53.86	3/3/2018
Fred R. Donner(5)	42,029		—		53.86	1/6/2010	—	—

(1)	All options were granted under the Company’s 2001 Plan apart from those described in footnote (4). Each option award has a 10 year term and vests in four equal installments (at a rate of 25% per year) from the date of grant. Vesting dates for each option award can be calculated accordingly. Any unvested options held by Mr. Nichols that remain unvested as of his retirement-eligibility date vest in full. Any unvested options held by Mr. Ashley upon his separation from service in 2010 will vest in full. Pursuant to the terms of their respective separation agreements, all of such options held by Messrs. Nichols and Ashley are subject to exercise or expiration by June 30, 2012, and December 31, 2010, respectively. See the “Option Exercises and Stock Vested Table” below.

(2)	Mr. Currie’s Restricted Shares vest as follows: 17,034 shares on each of March 2, 2010, March 2, 2011, and March 2, 2012, and 17,033 on March 2, 2013.

Mr. Kelly’s Restricted Shares vest as follows: 8,776 shares on August 3, 2010, and 8,775 of each of August 3, 2011, August 3, 2012, and August 3, 2013.

Mr. Nichols’ Restricted Shares vest as follows: 5,623 shares on March 1, 2010, 14,926 shares on March 2, 2010, 4,264 shares on March 3, 2010, and 68,154 on June 20, 2010, Mr. Nichols’ retirement-eligibility date.

Mr. Ashley’s Restricted Shares vest as follows: 564 shares on January 3, 2010, 2,750 shares on March 1, 2010, 10,952 shares on March 2, 2010, 2,871 shares on March 3, 2010, 2,072 shares on March 21, 2010, and 41,344 shares on June 30, 2010, Mr. Ashley’s retirement date.

Mr. O’Donnell’s Restricted Shares vest as follows: 4,232 shares on January 3, 2010, 1,731 shares on each of March 1, 2010, and March 1, 2011, 14,926 shares on each of March 2, 2010, March 2, 2011, and March 2, 2012, and 14,925 shares on March 2, 2013, 2,291 shares on each of March 3, 2010, March 3, 2011, and March 3, 2012, and 5,046 shares on March 21, 2010.

(3)	Value determined based on closing price of the Common Shares of $53.15 on December 31, 2009, the final business day of calendar year 2009.

(4)	All of these options were granted under our 2004 Plan, have a 10 year term, and cliff vest 100% on the fifth anniversary of the date of grant. Vesting dates for each option award can be calculated accordingly. Our Compensation Committee terminated the 2004 Plan in August 2007 because it determined that this plan was no longer consistent with our compensation philosophy and objectives; however, all outstanding grants at the time of termination remain outstanding.

(5)	Pursuant to the terms of his separation agreement, all of Mr. Donner’s options were subject to exercise or expiration by January 6, 2010. See the “Option Exercises and Stock Vested Table” below.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information concerning option exercises by, and vesting of Restricted Shares of, our Named Executive Officers during 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Neill A. Currie	—		—	105,682	(1)	5,641,155
Jeffrey D. Kelly	—		—	—		—
Kevin J. O’Donnell	16,349	(2)	355,275	13,302		641,576
John D. Nichols(3)	133,578	(2)	3,645,993	19,114		883,560
William J. Ashley(3)	—		—	10,901		516,783
Fred R. Donner	144,712		561,820	63,497	(4)	3,026,260

(1)	This total includes 61,349 shares which vested pursuant to Mr. Currie attaining retirement eligibility on October 12, 2009, representing Restricted Shares held for at least one year on such date.

(2)	All of the option exercises shown above were consummated in conjunction with the scheduled expiration of stock options originally granted with a ten-year term.

(3)	Pursuant to the terms of their respective separation agreements, all of such options held by Messrs. Nichols and Ashley are subject to exercise or expiration by June 30, 2012, and December 31, 2010, respectively.

(4)	In connection with Mr. Donner’s resignation on July 6, 2009, all of his then-unvested Restricted Shares vested, consistent with the terms of his employment agreement. In addition, as summarized above, pursuant to the terms of his separation agreement, all of Mr. Donner’s options were subject to exercise or expiration by January 6, 2010.

Equity Compensation Plan Information

The information set forth in the table below is as of December 31, 2009.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by shareholders(1)	4,846,979	$53.66	1,340,430
Equity compensation plans not approved by shareholders	—	—	—

Total	4,846,979	$53.66	1,340,430

(1)	Plans previously approved by the shareholders include the Second Amended and Restated 1993 Stock Incentive Plan (the “1993 Plan”), the 2001 Plan, the 2004 Plan, and the Director Stock Plan.

(2)	As of December 31, 2009, there were options outstanding to purchase a total of 4,846,979 Common Shares, which represent 7.9% of the number of Common Shares outstanding.

As of April 1, 2010, there were a total of 4,619,104 outstanding options issued under our equity compensation plans, with a weighted average price of $54.21 and a remaining term of 5.4 years. This number excludes approximately 85,798 options which are currently exercisable and scheduled to expire prior to the date of the Annual Meeting. In addition to the foregoing, there are currently:

•	1,316,851 outstanding and unvested Restricted Shares;

•	1,083,192 shares available under our 2001 Plan; and

•	186,297 shares available under the Director Stock Plan.

Of the number of outstanding options listed above, 1,274,000 shares (2.2% of our outstanding Common Shares) were issued under the 2004 Plan. These shares were issued with a minimum strike price of at least 150% of their fair market value on the date of grant (or, an average strike price of $73.96). The 2004 Plan has been terminated; accordingly, if these options are forfeited or cancelled, the underlying shares will terminate and cannot be reissued.

Potential Payments Upon a Termination or Change in Control

In connection with the employment agreements as described above and as in effect on December 31, 2009, our Named Executive Officers (other than Mr. Donner, whose payments upon termination became fixed upon his July 2009 resignation, as described above under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2009—CFO Transition”) would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us during 2009. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause (as defined in the applicable executive’s agreement), (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement), or (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a termination of employment of a Named Executive Officer during the year ended December 31, 2009 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Severance Benefits Components Table below:

(i)	an amount equal to a percent (the “Percent”) of base salary, to be paid in installments over the 12-month period following the termination of employment (or, for Mr. Currie, in a lump sum within 10 days of termination);

(ii)	an amount equal to the Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment (or, for Mr. Currie, in a lump-sum within 10 days of termination);

(iii)	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of base salary to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

(iv)	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

(v)	a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

(vi)	continuation of benefits during the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment); and

(vii)	vesting of certain equity awards granted under the Company’s Stock Incentive Plans.

The Percent and Lump Sum Percent are 150% and 50%, respectively, for Mr. Currie; 75% and 25%, respectively, for Mr. Kelly; and 93.75% and 31.25%, respectively, for Messrs. Nichols, Ashley, and O’Donnell.

In the event a qualifying termination (i.e., a termination by the Company without cause or a termination by the executive for good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the Named Executive Officers. In the event such a qualifying termination occurs in connection with a change in control, the benefits payable to Mr. Currie pursuant to his employment agreement will be reduced if such reduction will result in a greater after-tax benefit to him due to the operation of the excess parachute payment excise tax provisions of the Code.

As a result of certain amendments made to each of the Named Executive Officers’ employment agreements in 2008 and 2010 in light of Section 457A of the Code (described in more detail above under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2009—Employment Agreement Amendments”), upon a termination of employment after 2009 that entitles an executive (other than Mr. Kelly) to the amounts described above in clauses (i) (Percent of base salary) and (iii) (Lump Sum Percent of base salary), such amounts (disregarding any change in control) will be calculated based on the executive’s base salary as of December 31, 2008 (these amounts are referred to as “vested non-compete consideration”). If an executive’s employment (other than Mr. Kelly’s) has not otherwise terminated prior to December 31, 2017, the vested non-compete consideration will instead be paid to the executive on such date, and such vested non-compete consideration shall no longer be payable upon any subsequent termination of employment. Furthermore, in light of Section 457A of the Code, in respect of 2009 and future years, if an executive’s employment (other than Mr. Kelly’s) has not otherwise terminated prior to the end of any such year, the amounts payable pursuant to clauses (i) and (iii) above, disregarding any change in control, in respect of any base salary increase for such year from the prior year (these amounts are referred to as the “prepaid non-compete consideration”) will instead be paid to the executive during the year following the year in which such base salary increase occurred. If such an executive is terminated for cause following payment of the vested non-compete consideration and/or any prepaid non-compete consideration, such terminated executive will be required to repay such amounts to the Company. Similarly, if such an executive violates any of the restrictive covenants, such executive will be required to repay the portion of the vested non-compete consideration and prepaid non-compete consideration that would not otherwise have been paid under the original severance provision due to the violation. The Named Executive Officers’ employment agreements also provide for the Company’s right to offset any amounts otherwise owed to a Named Executive Officer upon a termination of employment by any amounts that such Named Executive Officer may owe to the Company at such time in connection with such repayment provisions.

SEVERANCE BENEFITS COMPONENTS TABLE

	By Us Without Cause		By Executive for Good Reason		Death(1)	Disability	By Executive Without Good Reason(2)	Our Non- Extension of Agreement		Executive’s Non-Extension of Agreement(2)
(i) Percent of Base Salary	×		×			×	×	×		×
(ii) Percent of Bonus	×		×					×
(iii) Lump Sum Percent of Base Salary	×		×			×	×	×		×
(iv) Lump Sum Percent of Bonus	×		×					×
(v) Pro-rata Bonus	×		×		×	×		×
(vi) Continuation of Benefits	×		×					×
(vii) Vesting of Awards	×	(3)	×	(3)	×	×		×	(3)

(1)	In addition to the benefits above and as noted in connection with the Summary Compensation Table above, the Company pays premiums on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan, with a death benefit that can equal four times the Named Executive Officer’s annual salary up to a maximum of $2.0 million.

(2)	With respect to Mr. Kelly only, such benefits will be provided only to the extent the Company elects to extend the non-competition covenant for up to 12 months beyond the termination date.

(3)	With respect to Mr. Currie, accelerated vesting applies to all time-vested awards. For the other Named Executive Officers, accelerated vesting applies to all time-vested awards except those outstanding under the 2004 Plan.

The estimated payments and benefits provided upon each type of termination or upon a change in control are summarized in the Potential Payments Upon a Termination or Change in Control Table below as if the termination or change in control, as applicable, had occurred on December 31, 2009, and using the closing price of our Common Shares of $53.15 on December 31, 2009, the last business day of calendar year 2009. In addition, with the assumption of a December 31, 2009, termination, the estimated pro-rata bonus calculations provided in the Potential Payments Upon a Termination or Change in Control Table below reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time. The separation payments and benefits to which Mr. Donner became entitled upon his separation from service in July 2009 are described above under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2009—CFO Transition.” These benefits include cash separation payments consisting of a base salary component equal to $567,900, a bonus component equal to $931,120 (including both a pro-rata bonus for 2009 plus an amount equal to his actual bonus for 2008), the value attributable to accelerated vesting of Restricted Shares equal to $2,823,767, continued health benefits at a cost of $14,400, and other benefits aggregating to $279,504, which consist of consulting fees—$150,000, housing—$54,249, tax reimbursements—$29,213, personal travel—$24,833, tax consulting—$15,000, and relocation costs—$6,209.

Under the Named Executive Officers’ employment agreements as of December 31, 2009, during the term of employment and for the 12-month period following any termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment), each executive is subject to non-competition and non-interference covenants; provided that for Mr. Kelly only, the non-competition covenant will extend beyond a termination without good reason or due to an employee non-renewal only to the extent the Company so elects to pay Mr. Kelly the Percent and Lump Sum Percent of base salary (or prorated portion thereof for an extension for a period less than 12 months). Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates or service providers and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The Named Executive Officers’ employment agreements also contain standard confidentiality and assignment of inventions provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Treatment of Equity Awards Upon a Termination of Employment or Change in Control. Pursuant to the Named Executive Officers’ employment agreements as in effect on December 31, 2009, all equity awards granted under the 2001 Plan (and for Mr. Currie only, the 2004 Plan) would have vested in full upon the executive’s death, a termination due to the executive’s disability, a voluntary termination by the executive for good reason, an involuntary termination without cause, or a Company non-renewal, in each case on or prior to December 31, 2009. All options outstanding under the 2001 Plan and the 2004 Plan vest upon a change in control pursuant to the terms of such plans, and under the 2004 Plan, upon a change in control, the per-share exercise price of each option then outstanding thereunder (which was set substantially above the fair market value of the Common Shares on the date of grant) will be adjusted downward to take into account any “extraordinary dividends” declared after the date of grant as well as to reflect the passage of time between the date of grant and the date of the change in control.

Although not effective for terminations occurring during 2009, pursuant to the 2010 amendments to the employment agreements, to the extent an executive retires on or after the date on which the sum of his age and years of service (each measured on a daily basis) equals or exceeds 65 (subject to a minimum of five years of service), in each case during 2010 or thereafter, all stock options then held by such executive for at least one year will continue to vest as if the executive remained employed and will remain outstanding for up to two years (or in the case of Mr. Currie, five years) from the date of retirement or, if later, vesting. To the extent Mr. Currie remains a member of the Board following his retirement, such service on the Board will count as continued employment for vesting purposes in respect of all then unvested awards of Restricted Shares and restricted stock units then held by him (other than his retention equity grant described below), and such awards shall vest in full upon his subsequent death or disability, or if the Board requests that he resign from service.

The following table sets forth the treatment of Performance Shares (including Mr. Currie’s special equity grant) upon certain termination events and a change in control, as contemplated by the 2010 amendments. Other than as set forth in the table, Performance Shares that remain unvested as of any termination of employment will be forfeited.

	Death; Disability; By Us Without Cause; By Executive for Good Reason	Retirement	Change in Control
Shares as to which the Performance Period has Ended	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition

Shares Remaining Subject to Performance Vesting	Immediate pro-rata vesting, assuming target-level achievement of the applicable performance goals	Pro-rata vesting at the end of the applicable performance period, based on actual results	Immediate full vesting assuming target performance or, if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year preceding the change in control

In addition to the vesting of certain equity awards upon retirement, as described above, the Compensation Committee determined in 2009 to reward its employees for their continued service to the Company through their respective retirement-eligibility date by accelerating the vesting of certain equity awards to such date. As such, pursuant to the 2010 amendments, upon the date on which the sum of a Named Executive Officer’s age and years of service (each measured on a daily basis) equals 65 (subject to a minimum of five years of service), all time-vested Restricted Shares and restricted stock units then held by him for at least one year will vest in full, provided that no such shares may be sold (other than to satisfy tax withholding in connection with such accelerated vesting) until the end of the original vesting period, and all Performance Shares then held by him for at least one year (but not dividends accrued with respect to such shares) will no longer be subject to continued service-based vesting, and will remain outstanding through the applicable performance period without regard for any subsequent termination of employment and will vest based on the actual level of attainment of the applicable performance goals. Such waiver of the service vesting condition notwithstanding, all Performance Shares that remain subject to continued performance following an executive’s retirement-eligibility date will be forfeited upon a subsequent termination for “cause” or violation of the restrictive covenants set forth in his employment agreement.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The information set forth in the table below is as of December 31, 2009.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Executive Resignation Without Good Reason ($)	Death ($)	Disability ($)	Change in Control(1) ($)
Neill A. Currie	Salary(2)	2,000,000	2,000,000	2,000,000	—	2,000,000	—
	Bonus	5,280,000	5,280,000	—	1,650,000	1,650,000	—
	Accelerated Vesting of Awards(3)(4)	4,850,871	4,850,871	—	4,850,871	4,850,871	4,850,871
	Life Insurance Proceeds	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	21,600	21,600	—	—	—	—

	Total:	12,152,471	12,152,471	2,000,000	8,500,871	8,500,871	4,850,871

Jeffrey D. Kelly	Salary(2)	525,000	1,050,000	525,000	—	525,000	—
	Bonus	1,155,000	1,732,500	—	577,500	577,500	—
	Accelerated Vesting of Awards(3)	1,865,618	1,865,618	—	1,865,618	1,865,618	1,865,618
	Life Insurance Proceeds	—	—	—	630,000	—	—
	Continuation of Health Benefits	14,400	14,400	—	—	—	—

	Total:	3,560,018	4,662,518	525,000	3,073,118	2,968,118	1,865,618

Kevin J. O’Donnell	Salary(2)	656,250	1,050,000	656,250	—	656,250	—
	Bonus	1,371,563	1,848,000	—	577,500	577,500	—
	Accelerated Vesting of Awards(3)	4,540,254	4,540,254	—	4,540,254	4,540,254	4,540,254
	Life Insurance Proceeds	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	6,586,067	7,456,254	656,250	7,117,754	5,774,004	4,540,254

John D. Nichols, Jr.(6)	Salary(2)	709,875	1,135,800	709,875	—	709,875	—
	Bonus	1,371,563	1,848,000	—	577,500	577,500	—
	Accelerated Vesting of Awards(3)	5,016,912	5,016,912	—	5,016,912	5,016,912	5,016,912
	Lease Payment(5)	766,791	766,791	766,791	766,791	766,791	—
	Life Insurance Proceeds	—	—	—	1,385,000	—	—
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	7,883,141	8,785,503	1,476,666	7,746,203	7,071,078	5,016,912

William J. Ashley(6)	Salary(2)	656,250	1,050,000	656,250	—	656,250	—
	Bonus	1,371,563	1,848,000	—	577,500	577,500	—
	Accelerated Vesting of Awards(3)	3,344,509	3,344,509	—	3,344,509	3,344,509	3,344,509
	Life Insurance Proceeds	—	—	—	1,249,000	—	—
	Continuation of Health Benefits	14,400	14,400	—	—	—	—

	Total:	5,386,722	6,256,909	656,250	5,171,009	4,578,259	3,344,509

(1)	Other than the vesting of certain equity awards under the terms of our equity incentive plans, as quantified in the “Change in Control” column, none of our Named Executive Officers is entitled to any additional compensation solely as a result of the occurrence of a change in control.

(2)	Amounts shown under “Salary” are based on multiples (as set forth in each of the Named Executive Officers’ respective employment agreement) of the salaries for the Named Executive Officers in effect as of December 31, 2009. The current, actual salary for each of the Named Executive Officers, as approved by the Compensation Committee at its February 2010 meeting, is $1,030,000, $540,800, $567,900, $525,000, and $650,000 for Messrs. Currie, Kelly, Nichols, Ashley, and O’Donnell, respectively.

(3)	An executive’s awards issued pursuant to the 2001 Plan and 2004 Plan vest immediately upon a change in control, the executive’s death, or a termination of the executive’s employment due to disability. Each Named Executive Officer’s employment agreement provides also that his awards issued pursuant to the 2001 Plan (and in the case of Mr. Currie, awards issued under the 2004 Plan as well) vest immediately upon his termination by the Company without cause or by the executive for good reason. The amount shown for Accelerated Vesting of Awards represents the sum of (i) Restricted Share awards that had not yet vested at December 31, 2009, valued at $53.15 per share, and (ii) the spread value of in-the-money stock options at December 31, 2009, which is calculated as the number of in-the-money value of stock options multiplied by the difference between $53.15 per share and the relevant exercise price of the underlying option. Under the 2004 Plan, in the case of a change in control, there may be an additional value attributable to the adjustment of the exercise price for awards issued pursuant to the 2004 Plan as summarized above. Under the assumed scenario presented in the table, such an adjustment would occur and is reflected in the amounts shown for Accelerated Vesting of Awards upon a change in control for Messrs. Currie, Ashley, O’Donnell, and Nichols.

(4)	In accordance with Mr. Currie’s employment agreement (as described above), service-based awards of Restricted Shares held for at least one year upon Mr. Currie’s first attaining retirement eligibility fully vested at that time; however, shares in excess of those used to pay taxes cannot be sold until the regular vesting date. Awards of Restricted Shares and restricted stock units granted to Mr. Currie after his first attaining retirement eligibility or not held by him for at least one year at that time will continue to vest on their normal schedule during any period of Board service by Mr. Currie following actual retirement; provided that if Mr. Currie retires from the Board at the request of the Board, dies, or leaves the Board due to disability, all such awards which are then unvested immediately vest, and if Mr. Currie otherwise resigns from the Board, all such awards which are then unvested are immediately forfeited. Except with respect to options granted prior to February 22, 2006, that have a more favorable treatment upon retirement, unvested options held by Mr. Currie upon retirement shall continue to vest as if he remained employed thereafter through the applicable vesting date(s) and shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the day prior to the fifth anniversary of his retirement.

(5)	Lease payment refers to amounts pursuant to an agreement between the Company and Mr. Nichols with respect to leasehold improvements funded by Mr. Nichols in respect of his primary residence in Bermuda. The value shown reflects the unamortized portion of the leasehold improvements as of December 31, 2009, which would be required to be paid if Mr. Nichols ceases to be employed by us for any reason. The amount that Mr. Nichols would have been paid assuming a qualifying termination on December 31, 2009, would be $766,791. Pursuant to his separation agreement, Mr. Nichols is entitled to utilize this leasehold property through December 31, 2010, although at his option he may vacate the premises early. At December 31, 2010, the amount that the Company would be required to pay to Mr. Nichols based on the unamortized portion of the leasehold improvements is $696,312.

(6)	On January 11, 2010, the Company announced the retirements of Mr. Nichols and Mr. Ashley from their respective positions with the Company and its subsidiaries, in connection with which each of them entered into a separation agreement that acknowledged his respective resignation for “good reason” pursuant to his employment agreement, effective no later than June 30, 2010. In connection with such resignations, Messrs. Nichols and Ashley will be entitled to the amounts described above under “Compensation Discussion and Analysis—2010 Separation, Consulting, and Release Agreements.” Accordingly, the amounts shown in the table above for such officers would not apply in the event of a change of control after June 30, 2010.

DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning director compensation paid during 2009.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
David C. Bushnell	72,000	99,992	171,992
Thomas A. Cooper	72,000	99,992	171,992
James L. Gibbons	72,000	99,992	171,992
Jean D. Hamilton	72,000	99,992	171,992
William F. Hecht	72,000	99,992	171,992
Henry Klehm, III	102,000	99,992	201,992
Ralph B. Levy	72,000	99,992	171,992
W. James MacGinnitie	144,000	199,984	343,984
Anthony M. Santomero	72,000	99,992	171,992
Nicholas L. Trivisonno	72,000	99,992	171,992

(1)	Information for Mr. Currie, who served on the Board in 2009, is not included in this table because executive officers do not receive additional compensation for services rendered as a member of our Board. Information regarding Mr. Currie’s compensation is set forth herein under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table.”

(2)	Amounts shown reflect annual retainer and meeting fees earned or paid in respect of full Board meetings and stand-alone committee meetings attended, as described below.

(3)	This column represents the aggregate grant date fair value of awards granted to our directors in of 2009, determined under FASB ASC Topic 718, Compensation—Stock Compensation. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements for 2009, as included in its Form 10-K for 2009, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. Each of Messrs. Bushnell, Cooper, Gibbons, Hecht, Klehm, Levy, Santomero, and Trivisonno, and Ms. Hamilton, received 2,271 shares, while Mr. MacGinnitie received 4,542, in each case vesting ratably over 3 years on each anniversary of the grant date.

Director Compensation

Cash Retainer and Meeting Fees. During 2009, each of the Independent Directors (with the exception of Mr. MacGinnitie) received a grant of Restricted Shares valued at $99,992. In addition, each such Independent Director, except Messrs. MacGinnitie and Klehm, received a cash annual retainer for 2009 equal to $60,000 and a per-meeting cash fee of $3,000. While there is no separate committee fee for committee meetings held in conjunction with a meeting of the full Board, directors who attend a committee meeting held on a stand-alone basis receive a cash fee of $3,000 for attendance at such meeting. Due to his additional responsibilities as non-Executive Chairman of the Board, Mr. MacGinnitie received two times the value of each of the annual retainer, the per-meeting fee, and the Restricted Shares grant received by the other Independent Directors, or $120,000, $6,000, and $199,984, respectively. Mr. Klehm received an annual retainer of $90,000 (one and one-half times the value of the annual retainer) due to his additional responsibilities as Audit Committee Chair. The Company does not pay directors’ fees in respect of informational calls. The retainers for the Non-Executive Chairman and the Audit Committee Chair were reduced to their current values in 2008 to reflect the end of the period in which these directors were dealing with greater increased responsibilities following the transition of key members of the Company’s senior management in 2005 and 2006.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the non-executive Chairman is reimbursed for expenses incurred in connection with attendance at industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to the Company for providing this benefit.

Equity Awards. As with our Named Executive Officers, it is the philosophy of our Compensation Committee to weight directors’ compensation heavily in equity-based awards in order to align the interests of the directors with the long-term interests of our shareholders. In addition to annual grants, the Director Stock Plan also authorizes our Compensation Committee to make grants to Independent Directors to address special circumstances, such as when one or more Independent Directors are called upon to provide services to us in excess of the level of services required of our Independent Directors generally. No such discretion was exercised during 2009. Our Compensation Committee may also exercise discretionary authority to make awards to any Independent Director who is first elected to our Board.

Grants of Restricted Shares to Independent Directors generally vest over a three-year term. Currently issued but unvested Restricted Shares generally accelerate and vest on a director’s separation from service on the Board unless a director is requested to depart the Board for cause, in which case such unvested Restricted Shares are forfeited.

Since 2004, the practice of our Compensation Committee has been to refrain from granting stock options to Independent Directors. Existing awards of stock options would be required to be exercised within 30 days following the termination of any director’s service, or would expire and be forfeited.

Director Equity Ownership Policy. We maintain an equity ownership policy under which our Independent Directors are expected to maintain ownership levels of Common Shares having a value equal to five times the then-current annual retainer. Until and unless ownership requirements are satisfied, an Independent Director is not permitted to sell any of the equity granted to such individual. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. Our Compensation Committee retains discretion to waive non-compliance with this policy in light of an individual director’s particular facts and circumstances from time to time.

PROPOSAL 1—THE BOARD NOMINEES PROPOSAL

Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect four Class III directors, who will serve until our 2013 Annual Meeting. Our incumbent Class I directors are scheduled to serve until our 2011 Annual Meeting and our incumbent Class II directors are scheduled to serve until our 2012 Annual Meeting.

The Board has nominated Messrs. Hecht, Klehm, Levy and Trivisonno for re-election at the Annual Meeting. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying proxy card will vote for such other nominee, if any, in their discretion as may be recommended by the Board.

NOMINEES

Class III Directors

(whose terms (if elected) expire in 2013):

Name	Age
William F. Hecht	67
Henry Klehm, III	51
Ralph B. Levy	64
Nicholas L. Trivisonno	62

CONTINUING DIRECTORS

Class I Directors

(whose terms expire in 2011):

Name	Age
David C. Bushnell	55
James L. Gibbons	46
Jean D. Hamilton	63
Anthony M. Santomero	63

Class II Directors

(whose terms expire in 2012):

Name	Age
Thomas A. Cooper	73
Neill A. Currie	57
W. James MacGinnitie	71

Recommendation and Vote

The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (4) to be chosen at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Board Nominees Proposal.

PROPOSAL 2—THE RENAISSANCERE HOLDINGS LTD. PERFORMANCE SHARE PLAN PROPOSAL

Subject to the requisite affirmative shareholder vote at the Annual Meeting, the Board has adopted the 2010 Performance Share Plan, which provides for the grant to certain employees, officers, directors, and consultants of stock-based awards that must contain vesting conditions relating to the achievement of certain performance goals. Adoption of the plan, which will encompass a reserve of 750,000 shares for potential issuance, will facilitate the determination of the Board to include within the compensation structure of the Company’s most senior executives an equity award which will be at risk not only for the attainment of time-based vesting, but for the achievement of specific performance governed by metrics determined by the Compensation Committee. The 2010 Performance Share Plan is limited exclusively to grants of Restricted Shares or other equity awards that contain a performance-based vesting mechanism, as determined from time to time by the Compensation Committee. The committee has determined that the Performance Share awards to be made in 2010 following the Annual Meeting shall be subject to the attainment by the Company of specified thresholds of total shareholder return compared to the peer group of companies approved by the Compensation Committee, as well as ratable service-based vesting over a minimum of three years. If the Company does not produce at least the specified floor thresholds for total shareholder return, these awards shall not vest notwithstanding the completion of the vesting anniversaries or the executive’s individual performance. The 2010 Performance Share Plan is subject to and will become effective upon shareholder approval, and no awards will be granted pursuant to the 2010 Performance Share Plan prior to such approval.

In adopting the 2010 Performance Share Plan and recommending its approval to the shareholders, the Board considered various factors relating to its compensation philosophy. In 2001, the Board adopted the 2001 Plan, a stock-based incentive plan, in order to attract and retain officers and other individuals who are regularly employed by the Company and to provide a means for such individuals to acquire a proprietary interest in the Company, in order to strengthen their commitment to the welfare of the Company and to align their interests more closely with those of the Company’s shareholders. The Board remains committed to and strongly believes in its historical philosophy of incentivizing employees by tying a significant portion of compensation to the long-term interests of the Company’s shareholders. The Board believes that equity compensation of the type available for grant under the 2010 Performance Share Plan, an equity incentive plan pursuant to which all awards must be granted subject to performance-vesting requirements, is an appropriate means of supplementing the 2001 Plan to accomplish its broad-based goal of providing effective equity-based compensation incentives to executives and employees. Accordingly, the Board is seeking shareholder approval of the 2010 Performance Share Plan in order to continue achieving its compensation goals.

In recommending approval of the 2010 Performance Share Plan, the Board considered, among other things, the following items, some of which are discussed in further detail below:

•	The desire of the Board to continue the Company’s long-held focus on aligning executive compensation to long-term shareholder performance principally through equity-based compensation.

•

The desire of the Board to expose a meaningful portion of the incentive compensation of the Company’s senior executive team to risk of loss if the Company’s performance compared to peers should be weak, and the desire of the Board to incentivize these officers to drive strong performance by providing for the potential of greater value realization should the Company’s performance be strong compared to peers.

•

The potential for shareholder dilution represented by the 2010 Performance Share Plan, based on analyses reviewed by the Board relating to the impact of the proposal on certain dilution and share plan utilization models used by certain institutional shareholders of the Company and by certain third parties in the business of issuing proxy voting recommendations.

•

The recognition that appropriate capital management is a key pillar of our corporate strategy, and has been since our inception, and our belief that our shareholders have received substantial value from the Company’s historical equity grant practices as well as the Company’s stock repurchase program which resulted in the purchase of an aggregate of approximately 16.3 million shares during the period from 2007 through April 1, 2010, representing an aggregate of 22.6% of our shares outstanding at the beginning of this period, at an average price of $54.11, for an aggregate cost of approximately $883 million.

•

The desirability of establishing a separate plan which may be used exclusively for equity grants that must contain performance-based vesting features, while maintaining separate plans with broader features; and

•	The Company’s Bermuda-based status, which gives rise to potentially adverse tax consequences to employees in relation to certain non-equity-based performance compensation.

In addition, the Company has experienced significant growth since 2001 and expects future, perhaps significant, additional growth. In considering the Performance Share Plan Proposal, the Board noted that as of the last date shares were reserved under the 2001 Plan, which was in May 2002, the Company had 82 employees. Over the past six years, the Company’s employee population has grown, through acquisition and otherwise, from 120 at December 31, 2003, to approximately 506 employees at December 31, 2009. The Company and the Board determined that the adoption of the 2010 Performance Share Plan would facilitate continuing usage of the existing reserve under the 2001 Plan for the issuance of traditional Restricted Shares.

Shareholder Dilution

As noted above in “Compensation Discussion and Analysis,” since the inception of our Company, management and the Board have sought to align the interests of our executives and employees with the long-term interests of shareholders through, among other things, a determination to relatively over-weight equity-based compensation as a component of our compensation programs compared to market-competitive levels. We have believed, and continue to believe, that this philosophy supports and suits our goal of creating long-term value for our shareholders fostering an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation, and exposes our employees to economic diminishment when our share performance lags.

In former periods, the Company significantly utilized stock options, issuing options broadly to employees across the organization as a component of annual compensation, sign-on awards and special performance awards, and to directors. As of December 31, 2009, options to purchase a total of 4,846,979 Common Shares were outstanding, representing 7.9% of our outstanding Common Shares on a fully diluted basis, consisting of options to purchase a total of 3,572,979 Common Shares issued under our 2001 Plan and under our Director Stock Plan, and premium options to purchase a total of 1,274,000 Common Shares under our 2004 Plan. The options under the 2004 Plan were issued with an exercise price of at least 150% of the fair market value of the underlying shares on the date of grant, and were granted in large part in connection with an election to forego certain, and in some cases substantially all, other compensation during a three-year period. All of the options issued under the 2004 Plan remain significantly out of the money as of the date of this Proxy Statement. The Company has not repriced any options.

When considering the 2010 Performance Share Plan Proposal (and the proposal to extend the term of the 2001 Plan as discussed in Proposal 3), the Board was mindful of the Company’s prior equity grant practices, the currently outstanding awards of Restricted Shares, stock options, and premium stock options, and the potential for shareholder dilution represented by the 2010 Performance Share Plan as well as its other equity plans. Among other things, the Board received analyses of the impact of the proposal on certain dilution and share plan utilization models used by certain institutional shareholders of the Company and by certain third parties who issue proxy voting recommendations.

The Board is cognizant of the fact that consideration of the 2010 Performance Share Plan in the context of certain of these models by investors and third parties will be impacted by the Company’s existing and outstanding equity grants and by the significant repurchase of equity by the Company in recent years, as described below. However, upon advice and after consideration, the Board determined that these considerations were outweighed by factors including current economic conditions; the favorable design and structure of the 2010 Performance Share Plan, pursuant to which all shares granted thereunder shall be subject to the risk of full loss if Compensation Committee-adopted performance metrics are not met; the relatively modest number of shares thereunder being proposed for approval in light of the need to provide equity compensation to the Company’s executives and employees; and the benefits of providing for performance-based equity compensation elements in a stand-alone plan.

The following table sets forth the number of shares outstanding and available under our equity compensation plans as of April 1, 2010, and after including the additional shares under the 2010 Performance Share Plan, along with the equity dilution represented by the shares available for future awards as a percentage of the Common Shares currently outstanding. The table shows Common Shares outstanding on both an actual basis, and on a proforma basis eliminating for the items showing the impact of the Company’s share repurchase activity from 2007 until April 1, 2010.

Outstanding Overhang	Shares	% of Common Shares Outstanding(1)	% of Proforma Common Shares Outstanding(2)
Outstanding Market-Price Options	3,345,104	5.7%	4.5%
Outstanding Premium-Price Options	1,274,000	2.2%	1.7%
Unvested Restricted Share Grants	1,316,851	2.3%	1.8%

Total	5,935,955	10.2%	8.0%

Available Shares
Shares Requested – 2010 Performance Share Plan	750,000	1.3%	1.0%
Shares Available – 2001 Plan	1,083,192	1.9%	1.5%
Shares Available – Director Stock Plan	186,297	0.3%	0.2%
Shares Available – 2004 Premium Option Plan	—	0.0%	0.0%

Total	2,019,489	3.5%	2.7%

Overall Total	7,955,444	13.7%	10.7%

(1)	Common Shares outstanding as of April 1, 2010 were 58,267,224.
(2)	Proforma Common Shares outstanding as of April 1, 2010 were 74,586,224. This includes an adjustment of 16.3 million to account for share repurchases.

As of April 1, 2010, the overall dilution of our equity compensation plans, or the percentage of outstanding option shares plus unvested Restricted Shares, in addition to those shares available for future grants under all equity compensation plans (assuming approval of the 2010 Performance Share Plan and the amendment to the 2001 Plan) would be approximately 13.7%. On a proforma basis, eliminating the impact of the Company’s share repurchase activity for the periods described above, the amount would be approximately 10.7%.

Annual Share Usage (Run Rate)

The Company continues to manage its annual share usage rate, or “run rate,” in respect of awards granted over time to levels it believes are reasonable in light of economic conditions and changes in its business while ensuring that its overall equity compensation programs are competitive and in line with shareholder expectations. Over the previous three-year period, the annual run rate has been significantly impacted by the reduction in the number of Common Shares outstanding due to the Company’s active repurchase of its Common Shares over that time. While our current annual run rate exceeds certain guidelines in respect of share plan utilization models used by third parties in the business of issuing proxy voting recommendations, our run rate generally falls within such guidelines after taking into account the effect of our share repurchases. As described in “Compensation Discussion and Analysis” and elsewhere in this proxy statement, the Company believes that appropriately balanced utilization of equity-based compensation is important to foster alignment with shareholders, effective risk management and total shareholder returns over time, and continues to monitor closely the effect of our annual share usage on the overall dilutive impact of our equity compensation plans.

Impact of Share Repurchases

During the period from 2007 through April 1, 2010, the Company has repurchased approximately 16.3 million Common Shares, representing an aggregate of 22.6% of our shares outstanding as of the beginning of this period, at an average price of $54.11, for an aggregate cost of approximately $883 million. The Board believes that the share repurchases represented significant value to the Company’s former and current shareholders and are in alignment with the long-term interests of the Company. While management believes that an active capital management strategy contributes significantly to shareholder value over time, management does not believe the program necessarily impacts the Company’s short-term share price.

Since the rate of employee exercise of stock options and the overall vesting of Restricted Shares are not impacted by the share repurchase program, dilution and share usage percentages increase over the same time period of the repurchase program. Because of the magnitude of the repurchases since 2007 (approximately 22.6% of our shares outstanding from 2007 through April 1, 2010), increased equity plan dilution over this period has been significant.

Dilution Management Efforts Generally

In addition to its consideration of dilution issues, the Compensation Committee and the Board were mindful during their review of the 2010 Performance Share Plan that the Company’s growth, coupled with its equity compensation philosophy and program, has led in the past to a relatively high annual share usage rate under its existing equity incentive plans. In order to reduce the dilutive impact on our existing shareholders of our grants of equity-based awards to our employees and to reflect the adjustment in our employee mix, the Company has adopted a number of modifications to its practices regarding grants to employees. Among other things, the Company has:

•	ceased issuing stock options to directors since 2004 and to employees since 2008;

•	obtained agreement in 2004 from all holders of existing stock options to waive any rights to receive reload options on exercise, and eliminated the reload feature on all subsequently issued options;

•	implemented, as described above, a cash-settled restricted stock unit plan for use in 2010 and subsequent periods;

•	reduced the percentage of employees eligible for equity-based awards, and shifted the relative mix of cash-based and equity-based awards made to additional grades of employees;

•

designed, and is seeking approval at the Annual Meeting of, an employee stock purchase plan, which will provide new incentives to acquire and hold Common Shares in light of the changes summarized above;

•	terminated the 2004 Plan such that no additional awards thereunder may be granted in the future; and

•	decreased by 350,000 the number of shares reserved under the Director Stock Plan.

CEO Renewal Equity Award and 2010 Performance Share Plan Grants

As described in more detail above, in February 2009, the Company and Mr. Currie entered into a renewal of Mr. Currie’s employment agreement which provided, among other things, that Mr. Currie would receive a special equity award of Performance Shares with a target value of $6,375,000, subject to both service- and performance-based vesting components. This amount represents a target award of Performance Shares having a value of $6,000,000 plus an additional number of shares having a value equal to the aggregate dividends that are expected to be declared in respect of the shares underlying the award during the vesting period. These additional shares will have a target value of $375,000 (i.e., the expected aggregate value of dividends to be declared in respect of the target number of Performance Shares subject to the award, but which amount Mr. Currie will not be entitled to otherwise receive during the vesting period) and will be subject to the same service- and performance-based vesting requirements and risk of forfeiture as the underlying shares.

Subsequently, in consultation with Mercer and its other advisors, the Compensation Committee determined that, beginning in 2010, 25% of the annual equity incentive award grants to each member of our Executive Committee, which includes our Named Executive Officers, will likewise be in the form of Performance Shares and accordingly at risk based on both continued service and the attainment of pre-established performance goals. Mr. Currie’s special equity award was contractually required to be issued in February 2010, and the annual equity awards for the Company’s employees were approved by the Compensation Committee in February 2010 for issuance in March 2010, in accordance with the Company’s consistently applied equity grant date practices. Mr. Currie and each member of our Executive Committee, including each current Named Executive Officer (other than Messrs. Nichols and Ashley, who did not receive an annual equity award in 2010), agreed to defer the issuance of the Performance Share component of these awards until the Company’s Annual Meeting. If the 2010 Performance Share Plan is approved by our shareholders, Mr. Currie’s special equity award and the Performance Share component of the 2010 compensation for each member of our Executive Committee will be issued from the 2010 Performance Share Plan. However, if the 2010 Performance Share Plan proposal is not approved, the Company is contractually obligated to issue all of these awards from our 2001 Plan. The value of the Performance Shares to be issued to Mr. Currie will be calculated with reference to our share price at the close on February 22, 2010, which was $54.82, and the value of the Performance Shares to be issued to the other members of the Executive Committee will be calculated with reference to our share price at the close on March 1, 2010, which was $55.80, consistent with our equity grant date practices and the issuance of traditional Restricted Shares to all participating employees and directors on that date. Recipients of Performance Shares will not be protected from adverse movements in the stock subsequent to March 1 (February 22 for Mr. Currie) or required to effect adjustments in case of positive stock movement.

The following summary of the 2010 Performance Share Plan is qualified in its entirety by express reference to the text of the 2010 Performance Share Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Purpose

The 2010 Performance Share Plan is designed to assist in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants, and promoting long-term value creation for the Company’s shareholders by closely aligning their interests with those of individuals receiving awards thereunder.

Administration

The 2010 Performance Share Plan will be administered by the Compensation Committee composed of non-employee members of the Board, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code, and an “independent director” under the applicable NYSE listing rules.

The Compensation Committee will have the authority to, among other things, designate participants, grant awards, determine the number of Common Shares to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the 2010 Performance Share Plan and related award agreements. The Compensation Committee is also permitted to delegate its authority under the 2010 Performance Share Plan to officers or employees, although any award granted to any person who is not an employee of the Company or who is an officer or director subject to Section 16 of the Exchange Act with respect to the Common Shares must be expressly approved by the Compensation Committee. Furthermore, any action under the 2010 Performance Share Plan relating to an award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code must be taken only by the Compensation Committee itself or a committee of persons designated by the Compensation Committee or the Board who qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Treasury Regulation Section 1.162-27(c); however, as the Company is not a U.S. taxpayer, Section 162(m) does not currently apply to any of the Company’s compensation payments. The determination of the Compensation Committee on all matters within its power relating to the 2010 Performance Share Plan will be final and binding.

Shares Subject to the 2010 Performance Share Plan

Subject to shareholder approval, the Company has authorized 750,000 Common Shares for issuance pursuant to awards under the 2010 Performance Share Plan. This proposed share reserve is based on the Company’s projections of internal share requirements over the term of the plan to provide competitive and meaningful long-term incentive opportunities to employees, in conjunction with remaining amounts reserved under the 2001 Plan, assuming its extension. The closing price of the Company’s Common Shares on the New York Stock Exchange on March 31, 2010, was $56.76 per share.

If any award granted under the 2010 Performance Share Plan expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the participant of the full number of shares to which the award related, the undelivered shares will again become available for grant. Common Shares withheld in payment of taxes relating to an award shall be deemed to constitute shares delivered under the 2010 Performance Share Plan. During any time that the Company is subject to Section 162(m) of the Code, a maximum of 750,000 Common Shares may be subject to awards granted to any one individual in any one year.

Awards and the shares authorized under the 2010 Performance Share Plan are subject to adjustment as described below under “Changes in Capital Structure.”

Duration

No awards may be granted under the 2010 Performance Share Plan on or after the tenth anniversary of the date the 2010 Performance Share Plan was adopted by the Board; however, the administration of the 2010 Performance Share Plan will continue thereafter as necessary until all matters relating to outstanding awards have been settled.

Eligibility

The following individuals will be eligible to participate in the 2010 Performance Share Plan: (i) each employee of the Company or its affiliates, (ii) each non-employee director of the Company or its affiliates,

(iii) individuals who are not employees or directors of the Company or its affiliates but nonetheless provide substantial services to the Company or its affiliates, and who are designated as eligible by the Compensation Committee, and (iv) prospective employees of the Company or its affiliates, although such individuals may not receive any payment or exercise any rights relating to awards until they have actually commenced employment. As of the date of this proposal, approximately 506 individuals would be eligible to participate under the terms of the plan. During 2010, however, it is the Company’s intention to provide Performance Share grants only to senior executive officers (with the target group including all Named Executive Officers).

Grants of Awards

The 2010 Performance Share Plan is limited exclusively to grants of Restricted Shares or other stock-based awards that contain a performance-based vesting mechanism, as determined from time to time by the Compensation Committee.

Restricted Shares. An award of Restricted Shares is a grant of Common Shares that are subject to forfeiture and limitations on transfer during a restricted period established in the applicable award agreement. Generally speaking, subject to the restrictions described in the immediately preceding sentence, holders of Restricted Shares will have the rights and privileges of a shareholder with respect to their Restricted Shares. Unless determined otherwise by the Compensation Committee at the time of grant, dividends declared with respect to Restricted Shares will be held by the Company for the participant’s account and made subject to forfeiture to the same degree as the Restricted Shares to which such dividends relate. In the event a participant is terminated for any reason, the Company shall repurchase all of such participant’s unvested Restricted Shares at a purchase price equal to the original purchase price paid for such shares, if any.

Other Stock-Based Awards. The 2010 Performance Share Plan authorizes the Compensation Committee to grant other awards that may be denominated in, payable in, valued in, or otherwise based on or related to Common Shares.

Performance-Based Vesting Mechanism. Restricted Shares and other stock-based awards granted under the 2010 Performance Share Plan must contain vesting conditions relating to the achievement of pre-determined performance objectives during a designated performance period. The Compensation Committee will be responsible for setting the performance objectives applicable to an award, and the terms of each award will be set forth in the applicable award agreement. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual participant, division, department, or function of the Company or any of its affiliates. Performance objectives may be measured on an absolute or relative basis, and relative performance may be measured by comparison to a group of peer companies or to a financial market index. Performance objectives shall be limited to specific levels of, or increases in, one or more of the following: return on equity; diluted earnings per share; net earnings; total earnings; earnings growth; return on capital; working capital turnover; return on assets; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; sales; sales growth; gross margin; return on investment; increase in the fair market value per Common Share; share price (including but not limited to growth measures and total shareholder return); operating profit; cash flow (including but not limited to operating cash flow and free cash flow); cash flow return on investment (which equals cash flow divided by total capital); inventory turns; financial return ratios; total return to shareholders; market share; earnings measures/ratios; economic value added; balance sheet measurements including but not limited to receivable turnover and book value per share; internal rate of return; and expense targets. The Company may specify minimum acceptable levels of achievement below which no vesting or payment of awards will occur, and may establish formulas to determine the vesting or payment of awards if performance exceeds such minimum levels but falls short of the specified maximum levels of achievement. The awards to be effected in 2010 will have performance criteria linked to total shareholder return compared to the Company’s peer group as approved by the Compensation Committee.

Except as described below under “Changes in Capital Structure,” the Compensation Committee may not adjust the performance objectives applicable to any outstanding award to result in vesting or payment at a level above the level that corresponds to the actual achievement of the applicable performance objectives, provided that the Compensation Committee may adjust awards in recognition of unusual or nonrecurring events affecting the Company, such as, for example, the divestiture of a line of business or similar corporate event or changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2010 Performance Share Plan.

Miscellaneous Provisions

All awards granted under the 2010 Performance Share Plan will be subject to incentive compensation clawback and recoupment policies implemented by the Board from time to time. In addition, the Compensation Committee may modify the terms of any awards granted to participants located outside the United States in a manner deemed by the Compensation Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located, and the Compensation Committee may also adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 2010 Performance Share Plan by employees who are foreign nationals or employed outside the United States.

Changes in Capital Structure

In the event of any change in the outstanding stock or the capital structure of the Company, the declaration of any extraordinary dividend, or any change in applicable laws or circumstances that, as determined by the Compensation Committee in its sole discretion, results or could result in the substantial dilution or enlargement of participants’ rights under the 2010 Performance Share Plan, the Compensation Committee shall adjust the aggregate number of Common Shares that may be granted pursuant to awards, the number of Common Shares covered by outstanding awards under the 2010 Performance Share Plan, and the price per Common Share of each award under the 2010 Performance Share Plan, as determined by the Compensation Committee.

Change in Control

Under the 2010 Performance Share Plan, unless otherwise provided in an award agreement, in the event of a Change in Control (as defined in the 2010 Performance Share Plan), the Compensation Committee may, in its discretion, provide for any one or more of the following: (i) the assumption or substitution of such awards in connection with such Change in Control, (ii) the cancellation of any or all outstanding awards upon the consummation of such Change in Control such that award holders will receive a payment in respect of such cancellation based on the per-share consideration being received by the Company’s shareholders in connection with such Change in Control, and (iii) the replacement of outstanding awards with a cash incentive program that preserves the value of the replaced awards and contains identical vesting conditions.

Non-Transferability of Awards

Except as otherwise provided by the Compensation Committee, the 2010 Performance Share Plan provides that Restricted Shares are generally nontransferable.

Termination and Amendment

The Board may terminate the 2010 Performance Share Plan at any time and may amend or suspend the 2010 Performance Share Plan at any time and from time to time, except that no amendment may violate the shareholder approval requirements of the national securities exchange on which the Common Shares are principally listed. Unless sooner terminated, the 2010 Performance Share Plan will terminate on the date before the tenth anniversary of the date the 2010 Performance Share Plan was adopted by the Board.

New Plan Benefits

The following table sets forth the awards that have been approved by the Compensation Committee for grant under the 2010 Performance Share Plan upon its approval. In the event that the 2010 Performance Share Plan is not approved by the Company’s shareholders pursuant to this proposal, such awards will be granted pursuant to the 2001 Plan. The amounts set forth in the following table represent only those grants that have been approved by the Compensation Committee to date under the 2010 Performance Share Plan. The future grant of awards under the 2010 Performance Share Plan is entirely within the discretion of the Compensation Committee, and we cannot forecast the extent to which such grants will be made in the future.

NEW PLAN BENEFITS

RenaissanceRe Holdings Ltd. 2010 Performance Share Plan

Name and Position	Maximum Dollar Value(1) ($)		Maximum Number of Restricted Shares(1) (#)
Neill A. Currie President and Chief Executive Officer	11,156,250	(2)	203,506	(1)
Jeffrey D. Kelly Executive Vice President, Chief Financial Officer	726,700		13,023
Kevin J. O’Donnell Executive Vice President and Global Chief Underwriting Officer	1,036,437		18,574
John D. Nichols, Jr. Executive Vice President and Former President of RenaissanceRe Ventures Ltd.	—		—
William J. Ashley Former Senior Vice President and Former President and Chief Executive Officer of Glencoe Group Holdings Ltd.	—		—
Fred R. Donner Former Executive Vice President, Chief Financial Officer, and Treasurer	—		—
Executive Officer Group(3)	15,191,087		275,813
Non-Executive Director Group	—		—
Non-Executive Officer Employee Group	—		—

(1)	The values and award sizes listed in this table represent the maximum number of shares that may vest with respect to an award, which represents 175% of the target value of the award for Mr. Currie and 250% of the target value for other executive officers. To the extent maximum performance is not achieved with respect to an award, a portion of such award will be forfeited. For a more detailed discussion on the vesting terms applicable to the awards listed in this table, please see “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal Year 2009—Equity Compensation” and “Potential Payments Upon a Termination or Change in Control—Treatment of Equity Awards Upon a Termination or Change in Control” above.

(2)	The value of Mr. Currie’s award was established upon the execution of his employment agreement entered into in February 2009, as amended in January 2010, which represents the maximum value (i.e., 175%) of a target award of Performance Shares having a value of $6,000,000 plus dividends that will be payable upon those shares during the vesting period, which will have a target value of $375,000 (an amount that Mr. Currie will not be entitled to receive during the vesting period) and will be subject to the same service- and performance-based vesting requirements and risk of forfeiture as the underlying shares.

(3)	The initial Executive Officer Group also includes Peter C. Durhager, an Executive Vice President and the Company’s Chief Administrative Officer, Ian D. Branagan, a Senior Vice President and the Company’s Chief Risk Officer, Todd R. Fonner, a Senior Vice President and the Company’s Chief Investment Officer and Treasurer, and Stephen H. Weinstein, a Senior Vice President and the Company’s General Counsel, Corporate Secretary, and Chief Compliance Officer.

Proposed Action

Approval of the adoption of the 2010 Performance Share Plan requires the affirmative vote of a majority of the Common Shares present, in person or by proxy, at the Annual General Meeting, and entitled to vote thereon.

The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the RenaissanceRe Holdings Ltd. 2010 Performance Share Plan.

PROPOSAL 3—THE RENAISSANCERE HOLDINGS LTD. 2001 PLAN PROPOSAL

At the Annual General Meeting, the Company’s shareholders will be asked to approve an amendment to the 2001 Plan, which was adopted on February 6, 2001, and which was amended and restated on June 1, 2002, and further amended on May 10, 2006, February 28, 2007, and February 18, 2009. The amendment to the 2001 Plan will become effective upon the approval of the Company’s shareholders. No additional shares are being sought for reserve for future issuance under the 2001 Plan pursuant to this proposal.

The Board recommends approval of the amendment to the 2001 Plan. The amendment will extend the termination date of the 2001 Plan from February 6, 2011, to February 6, 2016, after which date no awards may be granted. No additional changes are being proposed to the 2001 Plan.

In recommending the extension of the 2001 Plan to the shareholders, the Board considered various factors relating to its compensation philosophy and the 2001 Plan. The Board remains committed to and strongly believes in its historical philosophy of incentivizing employees by tying a significant portion of compensation to the interests of the Company’s shareholders. The Board continues to believe that equity compensation of the type available for grant under the 2001 Plan, a stock-based incentive plan, remains an appropriate means of accomplishing this goal, as the compensatory value of such awards is primarily driven by share price. The Board is seeking shareholder approval of the extension of the 2001 Plan in order to continue achieving its compensation goals.

In recommending approval of the amendment to the 2001 Plan, the Board considered, among other things, the following items:

•	The significant growth experienced by the Company since 2001 and the expectations for future, perhaps significant, additional growth;

•	The impending expiration of the 2001 Plan, which will occur prior to the regular grant date for annual incentive awards in 2011;

•	The fact that shares remain available for grant pursuant to the 2001 Plan, and that the proposed amendment would not increase the number of shares reserved for issuance under the 2001 Plan; and

•	The fact that the 2001 Plan has provided strong recruitment, motivation, and retention incentives over the past eight years.

The following summary of the 2001 Plan is qualified in its entirety by express reference to the text of the 2001 Plan, attached as Exhibit 99.2 to the Company’s Registration Statement on Form S-8, dated June 19, 2002, Amendments 1 and 2 thereto, attached as Exhibits 10.7 and 10.8 to the Company’s Quarterly Report on Form 10-Q, dated May 2, 2007, and Amendment 3 thereto, attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, dated May 1, 2009. The proposed Amendment 4 to the 2001 Plan is attached hereto as Appendix B.

General

The purposes of the 2001 Plan are to attract and retain officers and other individuals who are regularly employed by the Company and to provide a means for such individuals to acquire a proprietary interest in the Company, in order to strengthen their commitment to the welfare of the Company and to align their interests more closely with those of the Company’s shareholders. The Board believes that the 2001 Plan furthers these purposes by making available sufficient shares to permit future awards as a part of the Company’s compensation program and believes that the 2001 Plan is important to the success of the Company.

As of the date of this proposal, approximately 506 individuals are currently eligible to participate in the 2001 Plan. As of April 1, 2010, 1,083,192 Common Shares remain available for issuance under the 2001 Plan.

Common Shares granted pursuant to the 2001 Plan may be authorized and unissued shares, shares held in treasury, or shares purchased by the Company on the open market or in private transactions. The closing price of the Common Shares on the New York Stock Exchange on March 31, 2010, was $56.76 per share.

Administration

The 2001 Plan is administered by the Compensation Committee, which has the authority to establish rules and regulations for the administration of the 2001 Plan, to take any action in connection with the 2001 Plan that it deems necessary or advisable, to determine who shall receive awards and under what terms, and to determine whether, to what extent, and under what circumstances and methods awards may be settled or deferred. The determinations of the Compensation Committee on all matters relating to the 2001 Plan are final and binding.

Awards

The 2001 Plan provides for the grant of options, Restricted Shares, and stock bonuses. The terms and conditions of awards granted under the 2001 Plan are set out in award agreements between the Company and the individuals receiving such awards.

Options. The Compensation Committee may grant under the 2001 Plan incentive stock options, within the meaning of Section 422(b) of the Code, and nonqualified stock options. A stock option granted under the 2001 Plan provides a participant with the right to purchase, within a specified period of time (not to exceed ten years from the date of grant, or five years in the case of an incentive stock option granted to a 10% shareholder), a stated number of Common Shares at the price specified in the applicable award agreement. The terms and conditions of options granted under the 2001 Plan, including the exercise price, vesting conditions, and expiration dates applicable to such options, are set out in agreements between the Company and the individuals receiving such options. In the case of nonqualified stock options, the exercise price must be not less than 85% of “fair market value” (as defined in the 2001 Plan) and the number of options granted with an exercise price which is less than fair market value on the date of grant may not exceed 10% of the number of Common Shares reserved for issuance under the 2001 Plan. In the case of incentive stock options, the exercise price must be at least the fair market value of the Common Shares on the date of grant. In the event that an incentive stock option is granted to a 10% shareholder, the exercise price of such option must be at least 110% of the fair market value of the Common Shares on the date of grant. An optionee may pay the exercise price applicable to options in cash or by such other means as may be approved by the Compensation Committee in its discretion, except that any right to pay the exercise price by tendering Common Shares is limited to shares held by the optionee for at least six months. If the Compensation Committee permits an optionee to pay the exercise price of an option by delivering Restricted Shares, in connection with such exercise the optionee will receive an equal number of Restricted Shares having the same restrictions. To the extent the aggregate fair market value (determined as of the date of grant) of Common Shares for which incentive options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company and its affiliates) exceeds $100,000, such excess incentive options will be treated as nonqualified options. Generally, under the 2001 Plan, unvested options are subject to forfeiture upon termination of employment for any reason other than due to death or disability unless otherwise determined by the Compensation Committee. The Company has not issued options to employees since 2008.

The 2001 Plan by its terms would permit the Compensation Committee to grant reload options if (i) an optionee exercises an option by the delivery of shares that have been held by the optionee for at least six months, and (ii) at the Compensation Committee’s discretion, the optionee’s tax withholding obligations upon exercise of options are satisfied by the Company’s withholding shares with an aggregate fair market value equal to the minimum tax withholding amount due upon the option exercise. Such reload options would entitle the optionee to purchase the number of shares equal to the number of shares so delivered to, or withheld by, the Company. The exercise price per share of reload options would be the fair market value per share on the date of grant. Reload options would be fully vested on the date of grant, and the duration of a reload option will not extend beyond ten years from the date of grant of the underlying option to which the grant of the reload option relates. The Company has not issued options with reload features since 2004, and has obtained waivers from each holder of an option issued prior to then of any reload rights. If options are issued in future years, the Company does not expect to grant them with a reload feature.

Restricted Shares. The Compensation Committee may award Restricted Shares, which is a grant of Common Shares that are subject to forfeiture and limitations on transfer during a restricted period, which are established by the Compensation Committee and set out in agreements between the Company and the individuals receiving Restricted Shares. Generally speaking, subject to the restrictions described in the immediately preceding sentence, holders of Restricted Shares will have the rights and privileges of a shareholder with respect to their Restricted Shares. Unless otherwise provided by the Compensation Committee, dividends declared with respect to Restricted Shares will be held by the Company for the participant’s account and made subject to forfeiture to the same degree as the Restricted Shares to which such dividends related. The Compensation Committee may remove any or all of the restrictions on Restricted Shares if it determines that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the award, such action is appropriate.

Stock Bonuses. Stock bonuses may be awarded by the Compensation Committee, in its sole discretion, upon such terms and conditions as the Compensation Committee deems appropriate.

Adjustments

Under the 2001 Plan, the Compensation Committee has the authority to make appropriate adjustments to the number, price, or kind of shares subject to outstanding awards, in each case in such manner as it deems equitable in the event of any changes to the stock or in the capital structure of the Company by reason of dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations, or similar events, or in the event of any change in applicable laws or circumstances that results in substantial dilution or enlargement of the rights granted to participants under the 2001 Plan. In addition, in the event of such adjustments, the aggregate number of shares available under the 2001 Plan will be appropriately adjusted as determined by the Board. In the event of a change in control of the Company, all outstanding awards will automatically vest, and all options that are outstanding on the date of such change in control shall be deemed exercised, and in exchange for such options, the optionees will be paid a cash amount based on the difference between (i) the price per share paid for the Common Shares in connection with such change in control and (ii) the exercise price per share.

Amendment and Termination

The Board may amend, suspend, or terminate the 2001 Plan at any time, provided that any amendment that would increase the maximum number of Common Shares that may be issued pursuant to awards, or change the class of persons eligible to receive incentive stock options, may not be adopted without shareholder approval. Subject to the provisions of the 2001 Plan, which are described above under “Adjustments,” with the written consent of a participant, the Board or the Compensation Committee may cancel or reduce outstanding awards in its discretion if the tax, accounting, or other effects of the 2001 Plan would not be in the best interest of the Company.

Nontransferability

Except as otherwise provided by the Compensation Committee, awards are generally nontransferable other than by will or the laws of descent and distribution.

U.S. Federal Income Tax Consequences

The following is a brief discussion of the U.S. federal income tax consequences of receiving an option under the 2001 Plan based on the Code, as in effect as of the date of this summary. The 2001 Plan is not qualified under Section 401(a) of the Code. This discussion does not address all aspects of U.S. federal income taxation and does not describe foreign, state, or local tax consequences.

At the time a participant is required to recognize ordinary compensation income resulting from an option, as described in more detail below, such income will be subject to federal (including, except as described below, Social Security and Medicare) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($106,800 in 2009 and 2010), such participant will not have to pay Social Security taxes on such amounts. The Company is required to report to the appropriate taxing authorities the ordinary income received by him, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Tax Effects Upon the Grant and Exercise of Options

Nonqualified Options

A participant will not recognize taxable income upon the grant of a nonqualified option. A participant will recognize taxable income upon the exercise of a nonqualified option, which is taxed as ordinary compensation income and is based upon the excess of the fair market value of the Common Shares at exercise over the exercise price.

Incentive Options

A participant will not recognize taxable income upon the grant or exercise of an incentive option; however, if the Common Shares acquired upon the exercise of an incentive option are sold or otherwise disposed of within two years after the date of grant of such incentive option or within one year after such acquisition of the Common Shares, such participant will be subject to the special tax treatment described below upon such sale or disposition. Subject to certain exceptions for disability or death, if an incentive option is exercised more than three months following such participant’s termination of employment, the tax effects to him in connection with such exercise will generally be taxed as the exercise of a nonqualified option.

For purposes of determining whether a participant is subject to any alternative minimum tax liability, upon exercising an incentive option, such participant will generally be required to increase his alternative minimum taxable income, and compute the tax basis in the Common Shares so acquired, in the same manner as if he had exercised a nonqualified option.

Tax Effects Upon the Sale and/or Disposition of Common Shares Acquired in Connection with an Option

Nonqualified Options

With respect to Common Shares acquired in connection with the exercise of a nonqualified option, the participant may incur an additional tax liability on the subsequent disposal of such Common Shares if the Common Shares are sold at a gain. A participant will be responsible for paying any tax due and ensuring that any sale of Common Shares by him is reported to the tax authorities as required by applicable law. When a participant sells or otherwise disposes of Common Shares, an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. A participant’s cost basis in the Common Shares is equal to the sum of the amount previously taxed to him as compensation income in connection with the exercise of the applicable option plus the amount the participant paid for such Common Shares upon exercise.

If Common Shares sold at a gain have been held for less than one year, a short-term capital gain will be recognized, which gain is subject to taxation at ordinary income tax rates. If Common Shares sold at a gain have been held for one year or longer, a long-term capital gain will be recognized, which gain is subject to taxation at long-term capital gain rates. If Common Shares are sold at a loss because the cost basis of the Common Shares exceeds the disposition price of the Common Shares, the loss will be a capital loss, the use of which is limited on the participant’s individual federal income tax return.

Incentive Options

If Common Shares acquired upon the exercise of an incentive option are sold or otherwise disposed of within two years after the date of grant of such incentive option or within one year after such acquisition of the Common Shares, as discussed above, (i) the participant will generally be required to recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Common Shares at exercise (or, if less, the amount realized upon the sale or disposition of such Common Shares) over the exercise price paid for such Common Shares, and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, in a similar manner as described above with respect to nonqualified options.

If Common Shares acquired upon the exercise of an incentive option are not sold or otherwise disposed of within the time periods described above, upon any subsequent sale of such Common Shares, any amount realized in excess of the exercise price will be taxed to a participant as a long-term capital gain, and any loss sustained will be a long-term capital loss.

Special Rules Applicable to Corporate Insiders

As a result of the rules under Section 16(b) of the Exchange Act, if a participant is an insider (as defined in the Exchange Act), depending upon whether an exemption from the provisions of Section 16(b) is utilized, he may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of awards. Generally, an insider will not be subject to taxation until the expiration of any period during which he is subject to the liability provisions of Section 16(b) with respect to any particular award.

New Plan Benefits

The grant of awards under the 2001 Plan is entirely within the discretion of the Compensation Committee, and we cannot forecast the extent to which such grants that will be made in the future. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the 2001 Plan.

Recommendation and Vote

Approval of the amendment to the 2001 Plan requires the affirmative vote of a majority of the Common Shares present, in person or by proxy, at the Annual General Meeting, and entitled to vote thereon.

The Board of Directors unanimously recommends a vote FOR the approval of the amendment to the RenaissanceRe Holdings Ltd. 2001 Plan.

PROPOSAL 4—THE RENAISSANCERE HOLDINGS LTD. STOCK PURCHASE PLAN PROPOSAL

The Board of Directors has unanimously adopted the Stock Purchase Plan, subject to shareholder approval. The purposes of the Stock Purchase Plan are to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Shares on a tax-qualified basis, help such employees to provide for their future security, and encourage such employees to remain in the employment of the Company and its subsidiaries.

As described in more detail above, the Company has consistently focused on seeking to align the interest of executives and employees with the long-term interests of shareholders through meaningful equity-based compensation. As a result of the Company’s headcount and geographic growth, the Company has adjusted the relative mix of cash and equity awards available to many employees to better align with market practices and the evolving employee composition of the Company, as well as to steward the Company’s existing and future share plan reserves and ameliorate its historical share plan run rate. The Board of Directors believes that the Stock Purchase Plan will promote the interests of the Company and its shareholders by encouraging employees of the Company to continue to maintain meaningful share ownership positions, thereby promoting an alignment of interests with long-term shareholders and employees, and helping to foster the Company’s continued growth success. Accordingly, the Board believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares under the Stock Purchase Plan will constitute an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees in the numerous jurisdictions in which it now operates.

The Company is seeking shareholder approval of the Stock Purchase Plan in order to comply with the requirements of Section 423 of the Code, and in order that the Stock Purchase Plan qualify as an “employee stock purchase plan” thereunder. In the event that the Company’s shareholders do not approve the Stock Purchase Plan, it will not qualify as an “employee stock purchase plan” under Section 423 of the Code, and no offerings will commence. The Company has reserved 650,000 Common Shares for issuance under the Stock Purchase Plan. The closing price of the Common Shares on the New York Stock Exchange on March 31, 2010, was $56.76 per share.

The following summary of the Stock Purchase Plan is qualified in its entirety by express reference to the text of the Stock Purchase Plan, a copy of which is attached as Appendix C to this Proxy Statement.

Administration

The Stock Purchase Plan will be administered by the Compensation Committee of the Board. Subject to the provisions of the Stock Purchase Plan, the Compensation Committee will have the authority to adopt rules and regulations for the interpretation and administration of the Stock Purchase Plan. In addition, the Compensation Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Stock Purchase Plan by employees who are foreign nationals or employed outside of the United States and to accommodate the specific requirements of the local laws and procedures of the relevant jurisdiction.

Eligibility

Employees of the Company and its subsidiaries are eligible to participate if they are customarily employed by the Company or its subsidiaries for more than 20 hours per week and for more than five months in any calendar year. However, no employee is eligible to participate who, after the grant of options under the Stock Purchase Plan, would own (including all shares that may be purchased under any outstanding options under the Stock Purchase Plan) five percent or more of the total voting shares of the Company that are then issued and outstanding. As of the date of this proposal, approximately 506 employees would be eligible to participate in the Stock Purchase Plan.

Participation

The Stock Purchase Plan provides for offering periods having a duration and timing as determined by the Compensation Committee (but no offering period may have a duration in excess of 27 months). Participating employees can elect to have amounts withheld from their total compensation during the offering period and applied to purchase Common Shares at the end of such offering period (each, an “exercise date”). An eligible employee may become a participant in the Stock Purchase Plan for an offering period by completing a subscription agreement authorizing payroll deductions and filing it with the Company at least 15 business days prior to the first day of such offering period.

Payroll Deductions

A participating employee may authorize after-tax payroll deductions of a specific whole percentage of his compensation between 1% and 15%, subject to a limit of the amount that will purchase no more than $25,000 of Common Shares in any one calendar year based on the fair market value of the Common Shares measured as of the first trading day in the applicable offering period (the “enrollment date”).

Payroll deductions will commence on the first payroll date on or following the applicable enrollment date and will end on the last payroll date in the offering period to which such subscription agreement applies, unless terminated sooner by the participating employee. Deductions are accumulated in the participating employee’s account during the applicable offering period.

A participating employee may discontinue participation in the Stock Purchase Plan at any time during the offering period prior to the exercise date. Once an offering period has begun, a participating employee may increase or decrease the rate of payroll deductions for that offering period by completing a new subscription agreement. The Compensation Committee may limit the number of rate changes that a participating employee may elect during any offering period.

In the event that any participating employee’s payroll deductions exceed the limits under the Code, his payroll deductions will automatically be decreased until such limits are satisfied.

Grant and Exercise of Option

The Company will grant to each participating employee an option, effective on each enrollment date, to purchase on the exercise date the number of Common Shares that may be purchased with the accumulated payroll deductions in his account. Unless otherwise determined by the Compensation Committee before an offering period, the exercise price of an option granted during any offering period will be 85% of the fair market value of the Common Shares on the exercise date. Unless a participant withdraws from the Stock Purchase Plan, his option for the purchase of Common Shares will be exercised automatically on the exercise date.

Delivery; Transfer Restrictions

The Common Shares will be purchased by a participating employee directly from the Company and will be deemed to have been issued and sold at the close of business on the exercise date. As promptly as practicable after each exercise date on which a purchase of shares occurs, the Company will arrange for the Common Shares purchased to be issued to each participant and the Company may arrange for the deposit of such Common Shares into each such participant’s account with any broker designated by the Company to administer the Stock Purchase Plan; provided, however, that no Participant shall be permitted to dispose of or transfer any shares purchased pursuant to an option under the Stock Purchase Plan prior to the date that is twelve months following the date upon which such Common Shares were so purchased, in which case the Compensation Committee may provide, in its sole discretion, that the shares so purchased shall be held in book entry form, rather than delivered to the Participant, through the expiration of such twelve-month period. If certificates representing the shares are registered in the name of the participant, the Compensation Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Common Shares and that the Company retain physical possession of the certificates.

Withdrawal; Termination of Employment

At any time prior to the exercise date, a participant may give written notice to the Company to withdraw payroll deductions credited to his account and not yet used to exercise an option. Once a participant withdraws (including a deemed withdrawal on account of a participant’s cessation of employment with the Company or its subsidiaries for any reason), such participant’s account balance will be distributed to him as soon as practicable, and no shares will be purchased for such participant.

Adjustment Relating to Shares

The Compensation Committee will have the authority to adjust the number of shares authorized for issuance under the Stock Purchase Plan, the maximum number of shares each participant may purchase in each offering period, and the price per share and the number of shares covered by each unexercised option for increases or decreases in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the stock, or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends.

In the event that the Company merges or amalgamates with or into another corporation, is acquired or sells all or substantially all of its assets, or in the event that more than 50% of the voting securities of the Company are acquired in a change in control transaction, each option under the Stock Purchase Plan shall be assumed, or an equivalent option shall be substituted by the successor or amalgamated corporation. In the event that these options are not assumed or substituted, or in the event of the proposed dissolution or liquidation of the Company, the Compensation Committee may shorten the offering period then in progress and set a new exercise date to occur no later than immediately prior to the effective date of the applicable merger, amalgamation, sale, dissolution, or liquidation.

Amendment and Termination of the Stock Purchase Plan

The Board may at any time and for any reason terminate or amend the Stock Purchase Plan. Amendments may be made without regard to whether any participant’s rights are adversely affected and without shareholder approval except as required to satisfy Section 423 of the Code. Except as provided above in “Adjustments Relating to Shares,” no termination may adversely affect options previously granted; provided, that an offering period may be terminated by the Board on any exercise date if it determines that the termination of the Stock Purchase Plan is in the best interests of the Company and its shareholders.

Term

The Stock Purchase Plan became effective upon its adoption by the Board on January 8, 2010. Subject to approval by the shareholders of the Company, the Stock Purchase Plan will continue in effect for a term of five years thereafter unless all shares authorized to be issued under it have been exhausted or the plan is otherwise terminated sooner.

U.S. Federal Income Tax Consequences

The following is a brief discussion of the U.S. federal income tax consequences of transactions under the Stock Purchase Plan based on the Code, as in effect as of the date of this summary. The Stock Purchase Plan is not qualified under Section 401(a) of the Code. This discussion does not address all aspects of U.S. federal income taxation and does not describe foreign, state, or local tax consequences.

Under Section 423(a) of the Code, the transfer to a participating employee of shares pursuant to the Stock Purchase Plan is entitled to the benefits of Section 421(a) of the Code. Under that section of the Code, a participant will not be required to recognize income at the time the option is granted or at the time the option is exercised. Section 423(c) of the Code requires that, provided the holding periods described below are met, when the shares acquired during an offering period pursuant to the Stock Purchase Plan are sold or otherwise disposed of in a taxable transaction (or in the event of the death of the participant while owning such shares whether or not the holding period requirements are met), the participant will recognize income subject to U.S. federal income tax as “ordinary income” for the taxable year in which disposition or death occurs in an amount equal to the lesser of (i) the excess of the fair market value of the Common Shares at the time of such disposition or death over the purchase price and (ii) the excess of the fair market value of the Common Shares on the enrollment date of the applicable offering period over the purchase price, determined on the enrollment date. Such recognition of income upon disposition shall have the effect of increasing the taxable basis of the shares in the participant’s possession by an amount equal to the income subject to U.S. federal income tax. Any additional gain or loss resulting from the disposition, provided it is not a “disqualifying disposition” (as defined below), measured by the difference between the amount paid for the shares and the amount realized (less the amount recognized as income as described above), will be recognized by the participant as long-term capital gain or loss. No portion of the amount received pursuant to such a disposition will be subject to withholding for U.S. federal income taxes or subject to withholding under the U.S. Federal Insurance Contribution Act (“FICA”) or the U.S. Federal Unemployment Tax Act (“FUTA”).

In order for a participant to receive the favorable tax treatment provided in Section 421(a) of the Code, Section 423(a) of the Code requires that the participant make no disposition of the shares acquired during an offering period within two years from the enrollment date of an applicable offering period, or within one year from the exercise date of such offering period. If a participant disposes of shares acquired pursuant to the Stock Purchase Plan before the expiration of these holding period requirements, it will be deemed a “disqualifying disposition” and the participant will realize, at the time of disposition, “ordinary income” to the extent the fair market value of the Common Shares on the exercise date exceeds the purchase price. The difference between the fair market value of the Common Shares on the exercise date and the amount realized on disposition is treated as long-term or short-term capital gain or loss, depending on the participant’s holding period in the Common Shares. The amount treated as “ordinary income” will not be subject to the income tax or FICA or FUTA withholding requirements of the Code.

New Plan Benefits

Participation in the Stock Purchase Plan is entirely within the discretion of the eligible employees of the Company and its subsidiaries, and we cannot forecast the extent of participation in the future. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the Stock Purchase Plan.

Recommendation and Vote

Approval of the Stock Purchase Plan requires the affirmative vote of a majority of the Common Shares present, in person or by proxy, at the Annual General Meeting, and entitled to vote thereon.

The Board of Directors unanimously recommends a vote FOR the approval of the adoption of the RenaissanceRe Holdings Ltd. Stock Purchase Plan.

PROPOSAL 5—THE AUDITORS PROPOSAL

Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2010 fiscal year until the 2011 Annual Meeting. Ernst & Young Ltd. served as our independent auditors for the 2009 fiscal year. A representative of Ernst & Young Ltd. will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young Ltd. during the 2009 and 2008 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young Ltd. during our 2009 and 2008 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents) totaled $3,526,137 and $3,382,530, respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young Ltd. totaled $132,995 and $368,712, respectively, during our 2009 and 2008 fiscal years. Fees billed in 2009 were principally derived from audits of our employee benefit plans. Fees billed in 2008 were principally derived from cooperating with investigations by the Commission and other governmental authorities relating to our business practice review.

Tax Fees

Fees billed to us by Ernst & Young Ltd. during our 2009 and 2008 fiscal years for all tax-related services rendered to us totaled $nil for each year.

All Other Fees

Ernst & Young Ltd. did not perform any other services during our 2009 or 2008 fiscal years.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to RenaissanceRe during 2009 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditors’ work plan, bills, and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual General Meeting, and entitled to vote thereon.

The Board of Directors unanimously recommends a vote FOR the approval of the Auditors Proposal.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2009, including financial statements for the year ended December 31, 2009, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2011 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than December 9, 2010, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual General Meeting to be held in 2011. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

If a shareholder proposal is introduced at the 2011 Annual General Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 19, 2011, as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2011 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

APPENDIX A

RENAISSANCERE HOLDINGS LTD.

2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its Affiliates, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based incentives to Eligible Persons that vest only upon the achievement of established Company and/or individual performance goals, to encourage such persons to expend their maximum efforts in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such entity.

(b) “Award” means any Restricted Stock or other Stock-based award granted under the Plan, which shall be subject to vesting and forfeiture conditions based upon the achievement of Performance Objectives.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award grant.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means—

(i) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) the date upon which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Board or such other committee appointed by the Board consisting of two or more individuals.

(h) “Company” means RenaissanceRe Holdings Ltd., a Bermuda company.

(i) “Disability” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event there is an employment agreement between a Participant and the Employer defining Disability, “Disability” shall have the meaning provided in such agreement.

(j) “Effective Date” means February 16, 2010.

(k) “Eligible Person” means (i) each employee of the Company or of any of its Affiliates, including each such person who may also be a director of the Company and/or its Affiliates; (ii) each non-employee director of the Company and/or its Affiliates; (iii) each other person who provides substantial services to the Company and/or its Affiliates and who is designated as eligible by the Committee; and (iv) any person who has been offered employment by the Company or its Affiliates; provided, that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or its Affiliates. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

(l) “Employer” means either the Company or an Affiliate of the Company by which the Participant (determined without regard to any transfer of an Award) is principally employed or to which the Participant (determined without regard to any transfer of an Award) provides services, as applicable.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n) “Participant” means an Eligible Person who has been granted an Award under the Plan, or if applicable, such other person or entity who holds an Award.

(o) “Performance Objectives” means the performance objectives established by the Committee pursuant to this Plan with respect to a given Award.

(p) “Performance Period” means the period designated for the achievement of Performance Objectives, as may be provided herein or in an Award Agreement.

(q) “Plan” means this RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan.

(r) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Regulation 1.162-27(c) under Code Section 162(m).

(s) “Restricted Stock” means Stock granted to a Participant under Section 5 hereof that is subject to certain restrictions and to a risk of forfeiture.

(t) “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u) “Stock” means the Company’s full voting common shares, par value $1.00 per share, and such other securities as may be substituted for such stock pursuant to Section 7 hereof.

(v) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Employer; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Employer (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed to be a Termination hereunder. Unless otherwise determined by the Committee, in the event that any Employer ceases to be an Affiliate of the Company (by reason of sale, divesture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute an Employer immediately following such transaction, any Participants employed by or providing services to such former Employer shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Awards; (iii) determine the type, number of shares of Stock subject to, and other terms and conditions of, and all other matters relating to, Awards; (iv) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (v) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, or reconcile inconsistencies therein; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants, and beneficiaries of Participants.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”); and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a Qualifying Committee, or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself from such action; provided, that upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Any action authorized by such a Qualifying Committee or by the Committee upon the abstention or recusal of such non-Qualified Member(s) shall be deemed to be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any person or entity who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any person who is subject to Section 16 of the Exchange Act shall be expressly approved by the Committee or Qualifying Committee in accordance with subection (b) above.

(d) Section 409A. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Award under the Plan, to the extent applicable.

4. Shares Available Under the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 8 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 750,000. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Award related, the undelivered shares will again be available for grant under the Plan. Shares withheld in payment of taxes relating to an Award and shares equal to the number surrendered in payment of any taxes relating to an Award shall be deemed to constitute shares delivered to the Participant and shall not be available for Awards under the Plan.

(c) 162(m) Limitation. Notwithstanding anything to the contrary herein, during any time that the Company is subject to Section 162(m) of the Code, the maximum number of shares of Stock with respect to Awards may be granted to any individual in any one year shall not exceed 750,000.

5. Restricted Stock.

(a) General. Restricted Stock granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of each Restricted Stock grant shall be evidenced by an Award Agreement, which agreements need not be identical. Subject to the restrictions set forth in Section 5(b), except as otherwise set forth in the applicable Award Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Award Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Restrictions on Transfer. In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time that the Restricted Stock has vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock.

(c) Certificates. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Restricted Stock shall be held in book entry form rather than delivered to the Participant pending the release of the applicable restrictions.

(d) Termination of Employment or Service. Except as may otherwise be provided by the Committee in a Participant’s Award Agreement, in the event of a Participant’s Termination with the Employer for any reason prior to the time that such Participant’s Restricted Stock has vested, (i) all vesting with respect to such Participant’s Restricted Stock shall cease, and (ii) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock, or if the original purchase price is equal to $0, such unvested shares of Restricted Stock shall be forfeited by the Participant to the Company for no consideration as of the date of such Termination.

6. Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

7. Performance Objectives.

(a) Application of Performance Objectives. Each Award shall be subject to the achievement of Performance Objectives, and each Award Agreement shall specify the Performance Objectives that must be achieved before such Award shall become vested and payable. The Company may also specify a minimum acceptable level of achievement below which no vesting will occur and/or no payment will be made and may set forth a formula for determining the amount of any vesting to occur and/or any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives. Except as otherwise provided in Section 8 hereof, the Committee may not adjust the Performance Objectives applicable to any outstanding Award or otherwise adjust an Award to result in vesting or payment at a level above the level of vesting or payment that corresponds to the actual achievement of the applicable Performance Conditions; however, the Committee may at any time and from time to time, in its discretion, adjust the Performance Objectives applicable to any outstanding Award or otherwise adjust an Award to result in vesting or payment at a level below the level of vesting or payment that corresponds to the actual achievement of the applicable Performance Conditions. Notwithstanding the immediately preceding sentence, the Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company (such as, for example, the divestiture of a line of business or similar corporate event) or the financial statements of the Company or changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) shall be made consistent with such intent.

(b) Measurement of Performance Objectives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or the Employer, division, department, or function within the Company or Employer in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by comparison to a group of peer companies or to a financial market index. Performance Objectives shall be limited to specified levels of or increases in one or more of the following: return on equity; diluted earnings per share; net earnings; total earnings; earnings growth; return on capital; working capital turnover; return on assets; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; sales; sales growth; gross margin; return on investment; increase in the fair market value per share; share price (including but not limited to, growth measures and total shareholder return); operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; total return to stockholders; market share; earnings measures/ratios; economic value added; balance sheet measurements including (but not limited to receivable turnover); internal rate of return; and expense targets.

8. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of shares of Stock that may be granted pursuant to Awards (as set forth in Section 4 hereof), the number of shares of Stock covered by each outstanding Award, and, if applicable, the price per share thereof in each such Award, shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event, as defined below); (ii) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (iii) in the event of any change in applicable laws or any change in circumstances that, as determined by the Committee in its sole discretion, results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan.

(b) Corporate Events. Notwithstanding the foregoing, except as may otherwise be provided in an Award Agreement, in connection with (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(1) that such Awards be assumed or substituted in connection with such Corporate Event, in which case, the Awards shall be subject to the adjustment set forth in subsection (a) above, and the Performance Objectives applicable to such Awards shall be appropriately adjusted to reflect the Corporate Event;

(2) that any or all vested and/or unvested Awards be canceled as of the consummation of such Corporate Event, and that Participants of vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled will receive a payment in respect of cancellation of their Awards based on the amount of the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Awards subject to exercise, the applicable exercise price; provided, however, that holders of Awards subject to exercise shall only be entitled to consideration in respect of cancellation of such Awards if the per-share consideration less the applicable exercise price is greater than zero (and to the extent the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration); and

(3) that Awards (other than Awards that are “stock rights” within the meaning of Section 409A of the Code) be replaced with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced, and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to clause (2) or (3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such holder would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to his Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(c) Fractional Shares. Any adjustment provided under this Section 8 may provide for the elimination of any fractional share which might otherwise become subject to an Award.

9. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

10. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.

11. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

12. Compliance With Laws.

The obligation of the Company to deliver Stock pursuant to any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the Securities and Exchange Commission pursuant to the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

13. Withholding Obligations.

As a condition to the vesting and/or exercise of any Award, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting and/or exercise. The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements and such shares shall be valued at their fair market value as of the vesting and/or exercise date of the Award; provided, however, that the aggregate fair market value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such Award.

14. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that the Board shall not, without stockholder approval, make any amendment to the Plan that requires stockholder approval pursuant to applicable law or the applicable rules of the national securities exchange on which the Stock is principally listed.

(b) Amendment of Awards. The Board or the Committee, at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 8 or Section 17 hereof, shall constitute an amendment of an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of any one or more Awards if necessary to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

15. Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

16. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to its approval by the Company’s shareholders.

17. Miscellaneous.

(a) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board, and in each case, as may be amended from time to time. No such policy adoption or amendment shall require the prior consent of any Participant.

(b) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by non-United States tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such Award to a Participant who is a resident or primarily employed in the United States. An Award may be modified under this Section 17(b) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside the United States.

(c) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member, or on his behalf, in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(d) Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, or relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(e) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of Bermuda without reference to the principles of conflicts of laws thereof.

(f) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(g) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(h) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*         *         *

APPENDIX B

AMENDMENT NO. 4

TO THE

RENAISSANCERE HOLDINGS LTD.

2001 STOCK INCENTIVE PLAN

This Amendment No. 4 (the “Amendment”) to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, as amended and restated effective June 1, 2002, and subsequently amended (the “Plan”), is made effective as of this 16th day of February 2010, subject to the approval of the Amendment by the shareholders of RenaissanceRe Holdings Ltd. (the “Company”).

WHEREAS, the Company maintains the Plan; and

WHEREAS, pursuant to Section 13 of the Plan, the Plan may be amended by either the Company’s Board of Directors (the “Board”) or the Compensation and Corporate Governance Committee of the Board (the “Committee”); and

WHEREAS, the Committee believes it to be in the best interests of the Company to amend the Plan to extend the date on which the Plan will expire.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. By deleting the second paragraph of Section 3 in its entirety and replacing it with the following:

The expiration date of the Plan, after which no Awards may be granted hereunder, shall be February 6, 2016; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

*         *         *

[Remainder of page intentionally left blank.]

B-1

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 16th day of February 2010, on behalf of the Committee.

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Stephen Weinstein
Name:	Stephen Weinstein
Title:	General Counsel and Corporate Secretary

B-2

APPENDIX C

RENAISSANCERE HOLDINGS LTD.

2010 EMPLOYEE STOCK PURCHASE PLAN

RenaissanceRe Holdings Ltd. hereby adopts the RenaissanceRe Holdings Ltd. 2010 Employee Stock Purchase Plan (the “Plan”), effective as of January 8, 2010 (the “Effective Date”), subject to the approval of the shareholders of the Company.

1. Purpose.

The purposes of the Plan are to (i) assist Eligible Employees in acquiring an ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and (ii) help such Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

2. Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

(c) “Committee” means the Board or such other committee or individual appointed by the Board.

(d) “Company” means RenaissanceRe Holdings Ltd., a Bermuda company, or any successor corporation.

(e) “Compensation” means all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits, and other compensation.

(f) “Eligible Employee” means an Employee of the Company or a Subsidiary (i) who would not, immediately after an option is granted to him hereunder, own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company, a Parent, or a Subsidiary (as determined under Section 423(b)(3) of the Code), (ii) whose customary employment is for more than 20 hours per week, and (iii) whose customary employment is for more than five months in any calendar year. For purposes of clause (i) of this subsection (g), the rules of Section 424(d) of the Code with regard to the attribution of share ownership shall apply in determining the share ownership of an individual, and shares of Stock that an Employee may purchase under outstanding options shall be treated as shares owned by the Employee.

(g) “Employee” means any person who renders services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). “Employee” shall not include any director of the Company or a Subsidiary who does not render services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(h) “Employer” means, as to any particular Employee, the company or corporation that employs such Employee, whether it be the Company or a Subsidiary.

(i) “Enrollment Date” means the first Trading Day of each Offering Period.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Exercise Date” means the last Trading Day of each Offering Period.

(l) “Fair Market Value” means, as of any date the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national exchange on which such Stock is listed and traded on the date of determination. If the Stock is not listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board in good faith to be the fair market value per share of Stock, using a reasonable valuation method within the meaning of Treasury Regulation Section 1.421-1(e)(2).

(m) “Offering Period” means each period of approximately six months commencing on each January 1 and July 1 and terminating on the next occurring June 30 or December 31, as applicable. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period have a duration in excess of 27 months.

(n) “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

(o) “Participant” means an Eligible Employee who participates in the Plan pursuant to Section 5 hereof.

(p) “Purchase Price” means 85% of the Fair Market Value of one share of Stock on the Exercise Date; provided, however, that the Purchase Price may be adjusted by the Committee pursuant to Section 19 hereof; provided, further, that the Purchase Price shall not be less than the par value of one share of Stock.

(q) “Stock” means the Company’s full voting common shares, par value $1.00 per share, and such other securities as may be substituted for such Stock pursuant to Section 19 hereof.

(r) “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

(s) “Trading Day” means a day on which the principal exchange on which the Stock is traded is open for trading.

3. Eligibility.

(a) Any Employee who is an Eligible Employee on the Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5 hereof and the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an option under the Plan to purchase Stock, or under any other employee stock purchase plan subject to Section 423 of the Code to purchase shares of the Company, any Parent, or any Subsidiary, to accrue at a rate which exceeds $25,000 of the Fair Market Value of such shares (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time. For purposes of the limitation imposed by this subsection, the right to purchase shares under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, the right to purchase shares of Stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of the Fair Market Value of such shares (determined at the time such option is granted) for any one calendar year, and a right to purchase shares that has accrued under an option may not be carried over to any other option. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

4. Offering Periods.

Subject to approval by shareholders of the Company, the Plan shall be implemented by consecutive Offering Periods beginning on July 1, 2010, and shall continue until it expires or is terminated in accordance with Section 20 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period shall expire later than the date on which this Plan expires or is terminated in accordance with Section 20 hereof.

5. Participation.

(a) Each Eligible Employee may become a Participant with respect to any Offering Period by completing a subscription agreement authorizing payroll deductions in a form acceptable to the Committee and filing it with the Company (or its designated third-party stock plan administrator) no less than 15 business days (or a different number of days as may be determined by the Committee, in its sole discretion) prior to the first day of such Offering Period. A Participant’s completion of a subscription agreement with respect to any Offering Period will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan.

(b) Payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period with respect to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) During a Participant’s leave of absence approved by his Employer and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), such Participant may continue to participate in the Plan by making cash payments to the Company on each payday equal to the amount of the Participant’s payroll deductions under the Plan for the payday immediately preceding the first day of such Participant’s leave of absence. If a leave of absence is unapproved or fails to meet the requirements of Treasury Regulation Section 1.421-7(h)(2), the Participant will automatically cease to participate in the Plan and may not make any further contributions to the Plan hereunder. In such event, the Company will automatically cease to deduct the Participant’s payroll under the Plan. The Company will pay to the Participant his total payroll deductions for the Offering Period, in cash in one lump sum (without interest), as soon as practicable after the Participant ceases to participate in the Plan.

(d) The subscription agreement(s) used in connection with the Plan shall be in a form prescribed by the Committee, and the Committee may, in its sole discretion, determine whether such agreement shall be submitted in written or electronic form.

6. Payroll Deductions.

(a) At the time a Participant files his subscription agreement, he shall elect to have payroll deductions made on each payday (such amount to be deducted after any applicable deduction for tax and other withholding) during the Offering Period in an amount from 1% to 15% of the Compensation he receives on each payday during the Offering Period.

(b) All payroll deductions made for a Participant shall be credited to his account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(c) hereof, a Participant may not make any additional payments into such account.

(c) A Participant may discontinue his participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his payroll deductions during the Offering Period by completing or filing with the Company (or its designated third-party stock plan administrator) a new subscription agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of participation rate changes per Participant during any Offering Period. The change in rate shall be effective with the first full payroll period following five business days (or a different number of days as may be determined by the Committee, in its sole discretion) after the Company’s (or its designated third-party stock plan administrator’s) receipt of the new subscription agreement.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period.

(e) At the time an option is exercised, in whole or in part, or at the time some or all of the shares of Stock issued under the Plan are disposed of, the Participant must make adequate provision for any federal, state, and other tax obligations, if any, that arise upon the exercise of the option or the disposition of the shares of Stock. At any time, the Company may, but shall not be obligated to, withhold from all of the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of shares of Stock by the Employee.

7. Grant of Option.

On the Enrollment Date of each Offering Period, each Participant in such Offering Period shall be granted an option to purchase on the Exercise Date for such Offering Period (at the applicable Purchase Price) up to a certain number of shares of Stock determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that such purchase shall be subject to the limitations set forth in Sections 3 and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn from participation pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, such Participant’s option for the purchase of Stock shall be exercised automatically on the Exercise Date, and the maximum number of shares of Stock subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his account. No fractional shares of Stock shall be purchased, and any payroll deductions accumulated in a Participant’s account that are not sufficient to purchase a full share of Stock shall be retained in such Participant’s account for the next subsequent Offering Period. During a Participant’s lifetime, a Participant’s option to purchase Stock hereunder is exercisable only by him.

(b) If the Committee determines that, on a given Exercise Date, the number of shares of Stock with respect to which options are to be exercised may exceed either (i) the number of shares of Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period (notwithstanding any authorization of additional Stock for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date) or (ii) the number of shares of Stock available for sale under the Plan on such Exercise Date, the

Committee shall provide that the Company (or its designated third-party stock plan administrator) shall make a pro rata allocation of the Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Stock on such Exercise Date, and shall decide, in its sole discretion, to either (x) continue all Offering Periods then in effect or (y) terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. In the event of such a pro rata allocation of Stock pursuant to this Section 8(b), the balance of the amount credited to the account of each Participant that has not been applied to the purchase of Stock shall be paid to each such Participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

9. Delivery.

As promptly as practicable after each Exercise Date on which a purchase of Stock occurs, the Company shall arrange for the delivery to each Participant, or may in its discretion arrange for the deposit into each Participant’s account with any broker designated by the Company to administer this Plan, of the number of shares of Stock purchased upon exercise of each such Participant’s option.

10. Withdrawal.

(a) At any time prior to the Exercise Date, a Participant, by giving written notice to the Company (or its designated third-party stock plan administrator) in a form acceptable to the Committee, may withdraw all but not less than all of the payroll deductions credited to his account and not yet used to exercise an option under the Plan. All of the Participant’s payroll deductions credited to his account during the Offering Period, plus any balance retained in his account from a prior Offering Period, if any, shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, and such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Stock shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant delivers to the Company (or its designated third-party stock plan administrator) a new subscription agreement in accordance with the terms of Section 5(a) hereof.

(b) A Participant’s withdrawal from an Offering Period shall not have any effect upon his eligibility to participate in any similar plan which may hereafter be adopted by the Company or in Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment.

Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant shall be deemed to have elected to withdraw from the Plan, and the payroll deductions credited to such Participant’s account during the Offering Period, plus any balance retained in his account from a prior Offering Period, if any, shall be paid to him, or in the case of his death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable, and such Participant’s option for the Offering Period shall be automatically terminated.

12. Interest.

No interest shall accrue on the payroll deductions or lump sum contributions of a Participant in the Plan.

13. Stock Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, a maximum of 650,000 shares of Stock shall be made available for sale under the Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the shares of Stock not purchased under such option shall again become available for issuance under the Plan. The shares of Stock subject to the Plan may be unissued shares or reacquired shares bought on the market or otherwise.

(b) Except as otherwise provided herein, with respect to Stock subject to an option granted under the Plan, a Participant shall not be deemed to be a shareholder of the Company, and the Participant shall not have any of the rights or privileges of a shareholder, until such Stock has been issued to the Participant or his nominee following exercise of the Participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

14. Administration.

(a) It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend, or revoke any such rules. The Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside the United States. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(b) The Committee may delegate to officers or employees of the Company or any of its affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan.

(c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers, and other persons in connection with its administration of the Plan. All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, and valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company, and all other interested persons. No member of the Committee or person to whom the powers of administration have been delegated hereunder shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the options, and all members of the Committee, and all persons to whom the powers of administration have been delegated, shall be fully protected by the Company in respect of any such action, determination, or interpretation.

15. Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who is to receive any Stock and cash, if any, from such Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such Stock and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the exercise of an option. To the extent required under applicable law, spousal consent shall be required for such designation to be effective if the Participant is married and the designated beneficiary is not the Participant’s spouse.

(b) Such beneficiary designation may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company may in its discretion deliver such Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability.

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof). Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18. Reports.

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants following each Offering Period, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Stock purchased, and the remaining cash balance, if any.

19. Adjustment for Recapitalization, Merger, Etc.

(a) Changes in Capitalization. The number of shares of Stock that have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares of Stock that each Participant may purchase in each Offering Period (pursuant to Section 7 hereof), as well as the price per share of Stock and the number of shares of Stock covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Stock, or any other increase or decrease in the number of shares of Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive on all Participants and the Company. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an option.

(b) Merger, Amalgamation, Asset Sale, Stock Sale, Dissolution, or Liquidation. In the event of (i) a merger or amalgamation of the Company with or into another corporation, (ii) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its affiliates, or an employee benefit plan maintained by the Company or any of its affiliates, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition, or (iii) a sale of all or substantially all of the assets of the Company, or an acquisition of the voting securities of the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation or a parent or subsidiary of the successor corporation refuses to assume or substitute for the option, or in the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by the Committee by setting a new Exercise Date (the “New Exercise Date”), which shall occur no later than immediately prior to the effective date of such proposed merger, amalgamation, sale, dissolution, or liquidation, as applicable. The Company shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date unless prior to such New Exercise Date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination shall affect options previously granted, provided that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 hereof and this Section 20, no amendment may make any change in any option theretofore granted that adversely affects the rights of any Participant without the consent of such Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval of any amendment in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures that are consistent with the Plan as the Committee determines in its sole discretion advisable.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may in its discretion and to the extent necessary or desirable modify or amend the Plan to reduce or eliminate such financial accounting consequences, including, but not limited to (i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price, (ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Committee action, and (iii) allocating Stock. Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

21. Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions to Issuance of Stock.

(a) The Company shall not be required to issue or deliver to a Participant any certificate or certificates for shares of Stock purchased upon the exercise of options prior to fulfillment of all the following conditions:

(i)	The admission of such shares of Stock to listing on all stock exchanges, if any, on which the Stock is then listed;

(ii)	Obtaining any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(iii)	Such Participant’s payment to the Company of all amounts that it is required to withhold under federal, state, or local law upon exercise of the option; and

(iv)	The lapse of such reasonable period of time following the exercise of the option as the Committee may from time to time establish for reasons of administrative convenience.

(b) The obligation of the Company to make a payment of Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Stock pursuant to an option unless such Stock has been properly registered for sale with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Stock may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act of 1933 any of the Stock to be offered or sold under the Plan or any Stock issued upon exercise or settlement of options. If the Stock offered for sale or sold under the Plan is offered or sold pursuant to an exemption from registration under the Securities Act of 1933, the Company may restrict the transfer of such Stock and may legend the stock certificates representing such Stock in such manner as it deems advisable to ensure the availability of any such exemption.

23. Term of Plan.

The Plan shall become effective as of the Effective Date. The Plan shall be deemed to be approved by the Company’s shareholders if it receives the affirmative vote of the Company’s shareholders in accordance with the Bye-laws of the Company. Subject to approval by the shareholders of the Company in accordance with this Section 23, the Plan shall be in effect until the fifth anniversary of the date of the initial adoption of the Plan by the Board, unless sooner terminated under Section 20 hereof. In the event that the Company’s shareholders do not approve this Plan pursuant to this Section 23, neither this Plan nor any elections made hereunder shall be of any force or effect, any outstanding option shall be cancelled for no consideration, and all amounts deducted from each Participant’s paycheck shall be repaid to such Participant as soon as practicable without interest.

24. Equal Rights and Privileges.

All Eligible Employees of the Company (or of any Subsidiary) will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of this Plan that is inconsistent with this requirement to provide equal rights and privileges will, without further act or amendment by the Company, the Board, or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

25. Section 409A.

The options to purchase Stock under the Plan are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, if at any time the Committee determines that the options may be subject to Section 409A of the Code, the Committee shall have the right, in its sole discretion, to amend the Plan and any outstanding options as it may determine is necessary or desirable either to exempt the options from the application of Section 409A of the Code or to cause the options to comply with the requirements of Section 409A of the Code.

26. No Employment Rights.

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent, or a Subsidiary, or to affect the right of the Company, any Parent, or any Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

27. Notice of Disposition of Stock; Transfer Restrictions.

If required by the Company, each Participant shall give prompt notice to the Company (at its local Human Resources office), or cause a designated third-party stock administrator to give prompt notice to the Company, of any disposition or other transfer of any Stock purchased upon exercise of an option hereunder if such disposition or transfer is made either (a) within two years from the Enrollment Date of the Offering Period in which the Stock was purchased or (b) within one year after the Exercise Date on which such Stock was purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness, or other consideration, by the Participant in such disposition or other transfer. Notwithstanding anything herein to the contrary, no Participant shall be permitted to dispose of or transfer any Stock purchased pursuant to an option hereunder prior to the date that is 12 months following the date upon which such Stock was so purchased. The Committee may provide, in its sole discretion, that the Stock purchased pursuant to an option hereunder shall be held in book entry form, rather than delivered to the Participant, through the expiration of such 12-month period. If certificates representing the shares of Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock and that the Company retain physical possession of the certificates.

28. Governing Law.

Subject to any applicable provisions of United States federal law (including, without limitation, Section 423(b) of the Code), the validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of Bermuda, without regard to otherwise governing principles of conflicts of law.

RENAISSANCERE HOLDINGS LTD. 8-20 EAST BROADWAY PEMBROKE HM19, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 17, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors Nominees		☐	☐	☐
__________________________________

01 William F. Hecht	02 Henry Klehm, III		03 Ralph B. Levy		04 Nicholas L. Trivisonno

The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain

2 The adoption of the RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan.						☐	☐	☐

3 The amendment to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan.						☐	☐	☐

4 The adoption of the ReniassanceRe Holdings Ltd. 2010 Employee Stock Purchase Plan.						☐	☐	☐

5    To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2010 fiscal year until our 2011 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

						☐	☐	☐

NOTE: PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
Please be sure to sign and date this Proxy.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign your name or names exactly as it appears on the share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

RENAISSANCERE HOLDINGS LTD.

This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Annual General Meeting of Shareholders to be held on May 18, 2010

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Jeffrey D. Kelly, Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares, $1.00 par value each per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 22, 2010 at the Annual General Meeting of Shareholders of the Company to be held on May 18, 2010 (the “Annual Meeting”), and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed on the other side)